                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         INTERSTATE HOTELS CORPORATION
                (Name of Registrant as Specified In Its Charter)

                     SHANER HOTEL GROUP LIMITED PARTNERSHIP
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the file is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date filed:
         -----------------------------------------------------------------------

Filed by Shaner Hotel Group Limited Partnership
Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company:  Interstate Hotels Corporation

         This filing contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Shaner Hotel Group believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it cannot give assurance that its expectations will be obtained. Actual results may differ materially from expectations. Factors which may contribute to differences include matters discussed in Shaner's filings with the Securities and Exchange Commission.

         All written and oral forward-looking statements contained in this filing concerning the proxy solicitation or tender offer, or other matters attributable to Shaner Hotel Group, or any person acting on behalf of Shaner Hotel Group, are expressly qualified in their entirety by the cautionary statements above. Shaner Hotel Group does not undertake any obligation to update any forward-looking statement to reflect circumstances or events which occur after the date the forward-looking statements are made.

         Shaner Hotel Group has filed a preliminary proxy statement dated April 23, 2002, with the Securities and Exchange Commission for the solicitation of proxies for Interstate's 2002 annual meeting of stockholders and will file with the Commission and will furnish to stockholders a definitive proxy statement for that meeting. Stockholders should read the preliminary proxy statement, as well as the definitive proxy statement when it becomes available, because they contain important information. Any proxy solicitation by Shaner Hotel Group will be made only by a written definitive proxy statement filed with the Commission.

         Shaner Hotel Group has made an offer to purchase 2,465,322 shares of Class A Common stock of Interstate Hotels Corporation at $3.00 per share with an expiration date of May 31, 2002, pursuant to an offer to purchase dated April 20, 2002, and a related letter of transmittal, both of which have been filed with the Commission, on the terms and subject to the conditions set forth in that offer to purchase and related letter of transmittal. Shaner's offer is made only by that offer to purchase and related letter of transmittal. Stockholders who desire to tender into Shaner Hotel Group's offer should read that offer to purchase and related letter of transmittal carefully because they contain important information.

         Shaner Hotel Group's preliminary proxy statement filed with the Commission contains important information about Shaner, certain of its executive officers, the directors and certain executive officers of its general partner, and Shaner Hotel Group's proposed nominees for election as directors, each of whom may be deemed to be a participant in a solicitation by Shaner Hotel Group of proxies for Interstate's 2002 annual meting of stockholders, and includes a description of their direct and indirect interest in the matters to be acted upon that meeting. Stockholders may obtain free copies of the preliminary proxy statement, the definitive proxy statement when available, and the offer to purchase and related letter of transmittal, at the Commission's website at http://www.sec.gov. Stockholders may also obtain free copies of these documents from (1) N.S. Taylor & Associates, Inc., 15 North Street, Second Floor, Dover-Foxcroft, Maine 04426, toll-free telephone number 866.470.4500, or
(2) Shaner Hotel Group Limited Partnership, 1965 Waddle Road, State College, Pennsylvania 16803, telephone number 814.234.4460.

         The following is Shaner Hotel Group's Schedule TO-T Amendment No. 2 dated April 22, 2002, and filed with the Securities and Exchange Commission on April 23, 2002.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE TO-T/A
                                 (Rule 14d-100)

            TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                   OF THE SECURITIES AND EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 2)

                          INTERSTATE HOTELS CORPORATION
                            (Name of Subject Company)

                     SHANER HOTEL GROUP LIMITED PARTNERSHIP
                        (Name of Filing Person - Offeror)

                 Class A Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                    46088R108
                      (CUSIP Number of Class of Securities)

                                 Lance T. Shaner
                                1965 Waddle Road
                        State College, Pennsylvania 16803
                                 (814) 234-4460
                  (Name, address and telephone number of person
               authorized to receive notices and communications on
                            behalf of filing Person)

                                 With a copy to:

                           Leo A. Keevican, Jr., Esq.
                                DKW Law Group, PC
                              USX Tower, 58th Floor
                                600 Grant Street
                         Pittsburgh, Pennsylvania 15219
                                 (412) 355-2600

                            CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
       Transaction Valuation*                  Amount of Filing Fee
--------------------------------------------------------------------------------
           $7,395,996.00                             $680.43
--------------------------------------------------------------------------------

*Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the purchase of a total of 2,465,322 shares of Class A Common Stock, $0.01 par value per share, at a price per Share of $3.00 in cash.

[ ] Check the box if any part of the fee is offset as provided by Rule
    0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         Amount Previously Paid: Not Applicable
         Form or Registration No: Not Applicable
         Filing Party: Not Applicable
         Date Filed: Not Applicable

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[x] third-party tender offer subject to Rule 14d-1.

[ ] issuer tender offer subject to Rule 13e-4.

[ ] going-private transaction subject to Rule 13e-3.

[ ] amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

================================================================================

                        AMENDMENT NO. 2 TO SCHEDULE TO-T

         This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO-T filed by Shaner Hotel Group Limited Partnership, a Delaware limited partnership ("Shaner Hotel Group"), on April 3, 2002, and amended on April 11, 2002 (as amended "Schedule TO-T"), relating to the offer by Shaner Hotel Group to purchase 2,465,322 shares of Class A Common Stock, $0.01 par value per share (the "Shares"), and, if applicable, the related preferred stock purchase rights, of Interstate Hotels Corporation, a Maryland corporation (the "Company"), at a price of $3.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 11, 2002 ("Offer to Purchase"), and in the related Letter of Transmittal, filed as Exhibits (a)(10) and (a)(2), respectively (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The amendments to Schedule TO-T set forth below are reflected in the Offer to Purchase dated April 20, 2002, attached to this Amendment as Exhibit (a)(11).

ITEM 2.  SUBJECT COMPANY INFORMATION.

         Item 2 of the Schedule TO-T, which incorporates by reference the information contained in the Offer to Purchase, is hereby amended and supplemented as follows:

         The section of the Offer to Purchase entitled "The Tender Offer -
         Section 6. Price Range of Shares; Dividends" is hereby amended and supplemented by updating the closing prices on Nasdaq through April 19, 2002.

ITEM 3.  IDENTITY AND BACKGROUND OF FILING PERSON.

         Item 3 of the Schedule TO-T, which incorporates by reference the information contained in the Offer to Purchase, is hereby amended and supplemented as follows:

         The section of the Offer to Purchase entitled "The Tender Offer -
         Section 9. Certain Information Concerning the Purchaser" is hereby amended and supplemented by including biographical information on the four principal executive officers of the Purchaser.

ITEM 4.  TERMS OF THE TRANSACTION.

         Item 4 of the Schedule TO-T, which incorporates by reference the information contained in the Offer to Purchase, is hereby amended and supplemented as follows:

         The cover page of the Offer to Purchase is hereby amended and supplemented by removing March 18, 2002 as a "record date" for shares entitled to be tendered into the Offer.

         The Section of the Offer to Purchase entitled "The Tender Offer -
         Section 1. Terms of this Offer; Expiration Date" is hereby amended and supplemented by changing the expiration date of the offer from May 10, 2002, to May 31, 2002. This same change extending the expiration date has been made throughout the Offer to Purchase wherever there is a reference to the expiration date.

         The section of the Offer to Purchase entitled "The Tender Offer -
         Section 1. Terms of the Offer; Expiration Date" is hereby amended and supplemented by adding the following:

                  In the event that the Purchaser decides to waive any or all of the conditions to this Offer, it is required to and will publicly announce the waiver to shareholders and, if a condition is material, it will do so at least five business days prior to the Expiration Date.

         The section of the Offer to Purchase entitled "The Tender Offer -
         Section 3. Withdrawal Rights" is hereby amended and supplemented to make it clear that (i) tendered shares may be withdrawn at any time prior to the expiration date of the offer, or any extension of that date, and (ii) that if the Purchaser has not accepted tendered shares by the expiration date, and paid for them promptly, they may be withdrawn.

         The section of the Offer to Purchase entitled "The Tender Offer -
         Section 4. Acceptance for Payment and Payment; Proration" is hereby amended and supplemented to clarify that, upon the expiration of the offer, share certificates for shares not purchased in the offer will be promptly returned.

         The section of the Offer to Purchase entitled "The Tender Offer -
         Section 14. Certain Conditions to this Offer" is hereby amended and supplemented in the following three respects. First, to include an objective standard of reasonableness with respect to a determination by the Purchaser that a condition to the completion of the offer has occurred. Second, in connection with the inclusion of the objective standard of reasonableness, the language in this section which allows the Purchaser to assert a condition regardless of the circumstances, including any action or inaction by the Purchaser, has been deleted. Third, to clarify that all conditions must either be satisfied or waived prior to the expiration date of the offer.

         The section of the Offer to Purchase entitled "The Tender Offer -
         Section 14. Certain Conditions to this Offer" is hereby amended and supplemented by adding the following in the middle of the third full paragraph in that Section:

                  In order to show good faith, within two business days of receiving reasonable assurance from the board of directors that it has redeemed the preferred stock purchase rights, or has taken other action to remove the impediments to the completion of this Offer represented by the Rights Agreement, we will place in escrow with the Depositary the full purchase price of the shares sought in this Offer.

ITEM 5.  PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS.

         Item 5 of the Schedule TO-T, which incorporates by reference the information contained in the Offer to Purchase, is hereby amended and supplemented as follows:

                  The section of the Offer to Purchase entitled "The Tender Offer - Section 11. Background of this Offer; Past Contacts, Transactions or Negotiations with the Company" is hereby amended and supplemented by adding the following at the end of that section:

                           On April 10, 2002, Shaner Hotel Group sent a letter
                  to Mr. Joseph J. Flannery, a director of the Company and a Vice President of Lehman Brothers in New York City, emphasizing that Lehman Brothers must not serve as a financial advisor to the special committee of the Company's board of directors formed to evaluate Shaner Hotel Group's Offer.

                           On April 11, 2002, Shaner Hotel Group filed with the
                  Securities and Exchange Commission its Schedule TO-T/A relating to this Offer and incorporating an updated Offer to Purchase, and published a summary advertisement in The New York Times announcing the Offer, its terms, and how to obtain more information about and copies of the Offer.

                           On April 11, 2002, Shaner Hotel Group sent to Timothy
                  Q. Hudak, Senior Vice President, General Counsel and Secretary of the Company, a written request that the Company notify Shaner Hotel Group of its election either to mail this Offer and related materials to shareholders of record or to provide Shaner Hotel Group with a shareholder mailing list.

                           On April 11, 2002, the Company issued a press release
                  stating that its board of directors would respond by April 24, 2002 to this Offer. The release stated that by that date the board would recommend to shareholders acceptance or rejection of the Offer, express no opinion or remain neutral on the Offer, or state that it is unable to take a position with respect to the Offer.

                           On April 12, 2002, Timothy Q. Hudak, Senior Vice
                  President, General Counsel and Secretary of the Company, in response to the Company's April 11, 2002 letter to him, indicated in a letter to counsel for Shaner Hotel Group that the Company had elected to mail Shaner Hotel Group's tender offer materials to shareholders.

                           On April 12, 2002, in a letter to Mr. Hewitt, Mr.
                  Shaner requested that he be able to meet with and make a presentation to the members of the special board committee of independent directors formed to evaluate the Offer. Mr. Shaner indicated in the letter that he would be willing to meet with the members of the committee whenever and wherever would be convenient for them.

                           On April 16, 2002, the Company issued a press release
                  stating that its special committee of independent directors authorized to review and evaluate the terms and conditions of this Offer, had engaged Merrill Lynch to act as its financial advisor with the review and evaluation of this Offer. The press release also announced that the board of directors had taken action to defer the Distribution Date under the Company's Rights Agreement until further action by the board.

ITEM 6.  PURPOSES OF THE TRANSACTIONS AND PLANS OR PROPOSALS.

         Item 6 of the Schedule TO-T, which incorporates by reference the information contained in the Offer to Purchase, is hereby amended and supplemented as follows:

         The section of the Offer to Purchase entitled "The Tender Offer -
         Section 12. Purposes of the Offer; Plans for the Company" is hereby amended and supplemented by deleting the following language from the second full paragraph in that section:

                  [T]o nominate and vote for two candidates for election to the Company's board of directors at this year's annual meeting of shareholders . . . .

                  and

                  The Purchaser intends to nominate and to vote for one director candidate at the annual shareholder meeting in 2003 and two director candidates in 2004.

         Section 12 of the Offer to Purchase is hereby also amended and supplemented by deleting the following last bullet point under the second full paragraph in that section:

                  We will encourage the Company to investigate the following concerns and issues and take any appropriate action based upon the results of that investigation. We are concerned that, and believe that, in recent years, the Company may have made a questionable investment in the Renaissance Worldgate Hotel in Kissimmee, Florida, may have misstated current assets in its recent financial statements, and may have paid executive compensation out of line with the Company's financial performance.

         Section 12 of the Offer to Purchase is hereby also amended and supplemented by changing the second last bullet point under the second full paragraph in that section to read in full as follows:

                  Encourage the Company to enter into a business relationship with us, which would involve the combination of both parties' management and revenue from long-term management agreements, and the achievement of operating synergies and efficiencies by combining the overhead structures of both entities and eliminating duplication of effort. Any business relationship between Shaner Hotel Group and Interstate Hotels would be an arms-length transaction, negotiated carefully by each of these separate entities which will each have able and independent counsel, and approved by disinterested members of the board of directors of Interstate Hotels. In proposing a combination of both entities' managements, we would suggest that Lance T. Shaner serve as chief executive officer of both companies and that J.B. Griffin serve as chief financial officer of both. In that case, the reasonable employment agreements of the present chief executive officer and chief financial officer of Interstate Hotels would be honored. The backgrounds, experience, and qualifications of Mr. Shaner and Mr. Griffin are set forth on page 24 and in Schedule I to this offer. The proposed combination of the long-term management agreements of both companies would be based upon an independent appraisal of those agreements by an appraiser mutually acceptable to both companies.

ITEM 1.  SUMMARY TERM SHEET.

         Item 1 of the Schedule TO-T, which incorporates by reference the information contained in the Offer to Purchase, is hereby amended and supplemented as follows.

         The section of the Offer to Purchase entitled "Summary Term Sheet" is hereby amended and supplemented by modifying the questions and answers in that section to reflect the changes made in the other sections of the Offer to Purchase.

ITEM 12.  EXHIBITS.

(a)(1)   Offer to Purchase, dated April 3, 2002.*

(a)(2) Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).*

(a)(3)   Notice of Guaranteed Delivery.*

(a)(4) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(5) Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(6)   Press release issued by Shaner Hotel Group, dated March 27, 2002.*

(a)(7)   Letter to Shareholders, dated April 3, 2002.*

(a)(8)   Press release issued by Shaner Hotel Group, dated April 3, 2002.*

(a)(9)   Summary advertisement published in The New York Times on April 11,
         2002.*

(a)(10)  Offer to Purchase, dated April 11, 2002.*

(a)(11)  Offer to Purchase, dated April 20, 2002.

(a)(12)  Press Release issued by Shaner Hotel Group, dated April 23, 2002.

(b)      None.

(d)      None.

(g)      None.

(h)      None.

*Previously filed

                                    SIGNATURE


         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       SHANER HOTEL GROUP LIMITED PARTNERSHIP

                                       By:      SHANER OPERATING CORP.
                                                Its General Partner


                                       /s/      Lance T. Shaner
                                       --------------------------------------
                                       Lance T. Shaner,
                                       Chairman and Chief Executive Officer

                                       April 22, 2002

                                  EXHIBIT INDEX


EXHIBIT NO.
----------

(a)(1)   Offer to Purchase, dated April 3, 2002.*

(a)(2) Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).*

(a)(3)   Notice of Guaranteed Delivery.*

(a)(4) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(5) Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(6)   Press release issued by Shaner Hotel Group, dated March 27, 2002.*

(a)(7)   Letter to Shareholders, dated April 3, 2002.*

(a)(8)   Press release issued by Shaner Hotel Group, dated April 3, 2002.*

(a)(9)   Summary advertisement published in The New York Times on April 11,
         2002.*

(a)(10)  Offer to Purchase, dated April 11, 2002.*

(a)(11)  Offer to Purchase, dated April 20, 2002.

(a)(12)  Press Release issued by Shaner Hotel Group, dated April 23, 2002.

(b)      None.

(d)      None.

(g)      None.

(h)      None.

*Previously filed

                                              Exhibit (a)(11) to Schedule TO-T/A

                           OFFER TO PURCHASE FOR CASH
                    2,465,322 SHARES OF CLASS A COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                         INTERSTATE HOTELS CORPORATION
                                       AT
                              $3.00 NET PER SHARE
                                       BY
                     SHANER HOTEL GROUP LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
      THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT
      5:00 P.M., PITTSBURGH, PENNSYLVANIA, TIME ON FRIDAY, MAY 31, 2002,
                        UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    SHANER HOTEL GROUP LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP, HEREBY OFFERS TO PURCHASE 2,465,322 SHARES OF CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE, INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS, OF INTERSTATE HOTELS CORPORATION, A MARYLAND CORPORATION, AT A PURCHASE PRICE OF $3.00 NET PER SHARE IN CASH, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL AND ACCOMPANYING DOCUMENTS, AS EACH MAY BE SUPPLEMENTED OR AMENDED FROM TIME TO TIME.

    THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS: (1) A MINIMUM OF 2,465,322 SHARES OF CLASS A COMMON STOCK BEING TENDERED; AND (2) THE PREFERRED STOCK PURCHASE RIGHTS ISSUED UNDER INTERSTATE'S SHAREHOLDERS RIGHTS AGREEMENT HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS, OR SHANER HOTEL GROUP BEING SATISFIED, IN ITS REASONABLE JUDGMENT, THAT THE PREFERRED STOCK PURCHASE RIGHTS ARE INVALID OR OTHERWISE INAPPLICABLE TO THE OFFER.

                                   IMPORTANT

    Any holder of shares of Class A Common Stock (a 'Shareholder') who desires to tender all or any portion of his, her, or its Shares, and the associated Preferred Stock Purchase Rights ('Rights'), should either:

    1. (a) Complete and sign the Letter of Transmittal, or a facsimile of the Letter, tendered in accordance with the instructions in the Letter of Transmittal, (b) have your signature on the Letter guaranteed if required by Instruction 1 to the Letter of Transmittal, (c) mail or deliver the Letter of Transmittal, or a facsimile of the Letter, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2, 'Procedure for Tendering Shares,' under the caption 'The Tender Offer,' an Agent's Message, as defined in this Offer, and any other required documents to the Depository, and (d) either deliver the certificates for the Shares and, if separate, the certificate(s) representing the associated Rights, to the Depository along with the Letter of Transmittal, or a facsimile of the Letter, or deliver the Shares (and associated Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 2, 'Procedure for Tendering Shares,' under the caption 'The Tender Offer;' or

    2. Request your broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for you.

    If you have Shares (and associated Rights, if applicable) registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you must contact such broker, dealer, commercial bank, trust company, or other nominee if you desire to tender your Shares (and associated Rights, if applicable).

    If you desire to tender your Shares and the associated Rights and your certificate(s) for your Shares (and associated Rights, if applicable) are not immediately available, or you cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, or time will not permit all required documents to reach the Depository prior to the Expiration Date, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 2, 'Procedure for Tendering Shares and Rights,' under the caption 'The Tender Offer' and in the Notice of Guaranteed Delivery provided with this Offer.

    A summary of the principal terms of the Offer appears at pages 1 to 4 of this Offer to Purchase.

    Questions and request for assistance may be directed to N.S. Taylor & Associates, Inc., the Information Agent, at its address and telephone number set forth below and on the last page of this Offer to Purchase. Additional copies of this Offer, the Letter of Transmittal, the Notice of Guaranteed Delivery, and other related materials may be obtained from the Information Agent, or from brokers, dealers, commercial banks, and trust companies.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. YOU SHOULD CAREFULLY READ BOTH DOCUMENTS IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                    The Information Agent for this Offer is:
                         N.S. TAYLOR & ASSOCIATES, INC.
                           15 North Street, 2nd Floor
                          Dover-Foxcroft, Maine 04426
                  Banks and Brokers Call Collect: 207.564.8700
                    All Others Call Toll-Free: 866.470.4500

April 20, 2002

    THE SHARES OF CLASS A COMMON STOCK SOUGHT PURSUANT TO THIS OFFER REPRESENT 44.92% OF THE TOTAL NUMBER OF CLASS A SHARES ISSUED AND OUTSTANDING AS OF APRIL 20, 2002. SHANER HOTEL GROUP AND ITS AFFILIATES CURRENTLY BENEFICIALLY OWN AN AGGREGATE OF 333,500 CLASS A SHARES, OR APPROXIMATELY 6.08% OF THE TOTAL OF 5,487,885 ISSUED AND OUTSTANDING AS OF APRIL 20, 2002. IF THE OFFER IS SUCCESSFUL AND SHANER HOTEL GROUP ACQUIRES ALL OF THE SHARES SOUGHT, IT AND ITS AFFILIATES WILL BENEFICIALLY OWN APPROXIMATELY 51.0% OF THE ISSUED AND OUTSTANDING SHARES OF CLASS A COMMON STOCK.

    IF, AS OF THE EXPIRATION DATE, MORE THAN 2,465,322 SHARES OF CLASS A COMMON STOCK ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, SHANER HOTEL GROUP WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 2,465,322 SHARES, SUBJECT TO THE TERMS AND CONDITIONS IN THIS OFFER. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF SHAREHOLDERS OF INTERSTATE. ANY SUCH SOLICITATION WILL BE MADE ONLY BY SEPARATE PROXY MATERIALS ACCORDING TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    5
THE TENDER OFFER............................................    6
     1. Terms of this Offer; Expiration Date................    6
     2. Procedures for Tendering Shares and Rights..........    8
     3. Withdrawal Rights...................................   11
     4. Acceptance for Payment and Payment; Proration.......   11
     5. Certain Federal Income Tax Consequences.............   12
     6. Price Range of Shares; Dividends....................   13
     7. Effect of the Offer on the Market for the Shares;
     NASDAQ Listing;
         Exchange Act Registration; Margin Securities.......   14
     8. Certain Information Concerning the Company..........   15
     9. Certain Information Concerning the Purchaser........   17
    10. Source and Amount of Funds..........................   19
    11. Background of this Offer; Past Contacts,
     Transactions or Negotiations
         with the Company...................................   19
    12. Purpose of this Offer; Plans for the Company........   24
    13. Dividends and Distributions.........................   25
    14. Certain Conditions to this Offer....................   25
    15. Certain Legal Matters...............................   30
    16. Fees and Expenses...................................   31
    17. Miscellaneous.......................................   31

SCHEDULE I -- Directors and Executive Officers of Shaner
  Hotel Group and Shaner Operating Corp. ...................   33

SCHEDULE II -- Current Portfolio Owned or Managed by Shaner
  Hotel Group...............................................   35

                               SUMMARY TERM SHEET

    The following are some of the questions you, as a shareholder of the Company, may have and our answers to those questions. Please read carefully the remainder of this offer to purchase and enclosed letter of transmittal. The information in this section is only a summary, is not complete, and may not contain all the information which may be important to you. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed on the last page of this offer to purchase.

WHO IS OFFERING TO BUY MY SHARES?

    Shaner Hotel Group Limited Partnership, a Delaware limited partnership, is offering to purchase your shares. The general partner of Shaner Hotel Group is Shaner Operating Corp., a Delaware corporation. For more information concerning Shaner Hotel Group, Shaner Operating Corp., and their principals, see pages 5 and 17, and Schedules I and II.

WHAT SECURITIES AND HOW MANY OF THEM ARE SOUGHT IN THE OFFER?

    We are seeking to purchase 2,465,322 shares of Class A Common Stock of the Company. To the extent that more than 2,465,322 shares are tendered in the offer, we will purchase only 2,465,322 shares on a pro rata basis, based upon the number of shares properly tendered by each shareholder prior to or on the expiration date of this offer and not withdrawn. No fractional shares will be purchased. (See page 5)

HOW MUCH ARE YOU OFFERING?

    We are offering to pay $3.00 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender shares in this offer, you will not have to pay any brokerage or similar fees. If you own your own shares through a broker or other nominee, however, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. (See page 5)

WHY ARE YOU MAKING THIS OFFER?

    We are making this offer to increase our investment in the Company because we believe in the long-term value of the Company, in the business of owning and operating hotels and motels, and in the synergies and operating efficiencies which may be obtained by a business relationship between the Company and us. The acquisition of shares under this offer, at a significant premium to the current market price, demonstrates our commitment to the Company. The additional investment will increase our incentive to see that the shares perform well. This offer will give you an opportunity to sell some of your shares at a significant premium and still retain an interest in the Company's future growth. (See page 24)

WHAT ARE YOUR PLANS FOR THE COMPANY?

    Our current plans for the Company are to complete the offer, subject to the satisfaction or waiver of important conditions, to exercise the rights of a Class A Common shareholder, and to try to exert influence and control over the management and affairs of the Company. In exercising our rights as a Class A Common shareholder we will vote our shares at shareholder meetings for candidates for membership to the board of directors which may be elected by holders of Class A Common Stock, and on any and all matters on which holders of both classes of Common Stock may vote. The board of directors currently consists of eleven members, five of whom are elected by the holders of Class A Common Stock, one by the holder of Class B Common Stock, and five by the holders of Series A Preferred Stock and the Convertible Notes. (See page 16) The terms of the Class A directors are staggered, with two director seats up for election in 2002, one in 2003, and two in 2004.

    In addition, following the completion of this offer, and in accordance with all applicable requirements and restrictions of the Company's articles of incorporation and bylaws, and of applicable law, we will consider seeking to accomplish some or all of the following objectives in cooperation with the appropriate persons or entities.

     Purchase a portion of the outstanding shares of Series B Preferred Stock of the Company and encourage the Company to purchase back the remaining portion of those shares.

     Encourage the Company to retire any and all outstanding 8.75% Subordinated Convertible Notes due 2007.

     Encourage the Company to, and support an effort to, simplify and conform the structure of the board of directors to reflect any and all changes made to the Company's capital structure.

     Encourage the Company to enter into a business relationship with us, which would involve the combination of both parties' management and revenue from long-term management agreements, and the achievement of operating synergies and efficiencies by combining the overhead structures of both entities and eliminating duplication of effort. Any business relationship between Shaner Hotel Group and Interstate Hotels would be an arms-length transaction, negotiated carefully by each of these separate entities which will each have able and independent counsel, and approved by disinterested members of the board of directors of Interstate Hotels. In proposing a combination of both entities' managements, we would suggest that Lance T. Shaner serve as chief executive officer of both companies and that J.B. Griffin serve as chief financial officer of both. In that case, the reasonable employment agreements of the present chief executive officer and chief financial officer of Interstate Hotels would be honored. The backgrounds, experience, and qualifications of Mr. Shaner and Mr. Griffin are set forth on page 17 and in Schedule I to this offer. The proposed combination of the long-term management agreements of both companies would be based upon an independent appraisal of those agreements by an appraiser mutually acceptable to both companies. (See page 24)

WHAT ARE THE CONDITIONS TO THIS OFFER?

    The most important conditions to this offer are: (1) A minimum of 2,465,322 shares of Class A Common Stock being tendered; and (2) the preferred stock purchase rights issued under the Company's Shareholders Rights Agreement having been redeemed by the board of directors, or Shaner Hotel Group being satisfied, in its reasonable judgment, that the preferred stock purchase rights are invalid or otherwise inapplicable to the offer. This offer is also subject to other conditions. (See page 25) This offer is not conditioned upon the receipt of financing.

    We are requesting that the board of directors redeem the preferred stock purchase rights or take other action to remove the impediments to the completion of this offer which are represented by the Rights Agreement. In order to show good faith, within two business days of receiving reasonable assurance from the board of directors that it has redeemed the preferred stock purchase rights, or has taken other action to remove the impediments to the completion of this offer represented by the Rights Agreement, we will place in escrow with the Depositary the full purchase price of the shares sought in this Offer. We are also requesting that the board of directors schedule this year's annual shareholders meeting so as to enable us to complete this offer and vote the shares purchased in it at the meeting and at any other special shareholder meetings.

WHAT IS THE 'POISON PILL' AND WHY IS IT IMPORTANT?

    How does it work? The poison pill refers to the Company's Shareholders Rights Agreement adopted by the board of directors in 1999 and amended in 2000, but never approved by Company shareholders. Under the Agreement the board of directors has issued to common shareholders one preferred stock purchase right for each common share. If we were to complete our purchase under our offer and nothing were done to redeem or change the preferred stock purchase rights, each right would entitle its holder, other than us (and our affiliates or associates) to purchase, for $33.00, preferred stock of the Company having a market value of $66.00. Alternatively, the board would be permitted to take action that would result in the receipt by shareholders, other than us and our affiliates and associates, of an equivalent amount of stock on a cashless exercise basis. In some instances the board would also be permitted to exchange one share of Class A Common Stock (or under a formula the equivalent of more than one share of Class A Common Stock) in exchange for each right held by shareholders other than us and our affiliates and associates.

    What effect does it have? If we were to complete our purchase under our offer while the rights remain in effect and unchanged, our ownership interest in the Company would be unacceptably diluted. As a result, we will not proceed and complete the purchase contemplated by our offer, even if you wish to accept the offer, unless the rights are redeemed or made inapplicable to us. The Company may maintain that this poison pill protects common shareholders by encouraging suitors such as us to negotiate a shareholder-friendly transaction with the Company. But in our case this is not true. We have offered several times to discuss a transaction, but the board has rebuffed us each time.

    How can you get around it? The Company's board has the power to remove the pill if it wishes. It can redeem the rights at a penny apiece or make the pill not applicable to us. We have asked the board to remove the pill from our path in order to be able to give you the benefits of our proposal. (See page 26)

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

    The total amount of funds required by us to purchase 2,465,322 shares under this offer, and to pay related fees and expenses incurred as part of this offer, is estimated at $7,750,000. We have sufficient cash readily available to pay for the shares. Because we have sufficient resources to fund this offer, we do not need alternative financing arrangements and the offer is not conditioned on obtaining any financing. (See page 19)

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER INTO THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because we have sufficient cash readily available to pay for the shares and the offer is not subject to any financing condition. (See page 19)

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THIS OFFER?

    You have until the expiration date of this offer to tender your shares. This offer currently is scheduled to expire at 5:00 p.m., Pittsburgh, Pennsylvania, time, on Friday, May 31, 2002. We may extend this offer from time to time. If this offer is extended, we will issue a press release announcing the extension promptly following the date this offer was scheduled to expire. (See page 6)

HOW DO I ACCEPT THIS OFFER AND TENDER MY SHARES?

    To tender your shares, you must completely fill out the enclosed letter of transmittal and deliver it, along with your share certificates and any other documents required by the letter of transmittal, to Manufacturers and Traders Trust Company, the depositary for this offer, prior to the expiration of this offer. If your shares are held through a broker, dealer or other nominee, your shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the depositary in time, you may be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed notice of guaranteed delivery, provided you are able to comply fully with its terms. (See page 8)

IF I ACCEPT THIS OFFER, WHEN WILL I GET PAID?

    Subject to the terms and conditions of this offer, we will pay for all validly tendered and not withdrawn shares, subject to the proration provisions noted in the offer to purchase, promptly after the expiration date of this offer, subject to the satisfaction or waiver of the conditions to this offer. (See page 16) We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with the depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for your tendered shares will be made only after timely receipt by the depositary of certificates for such shares (or of a confirmation of a book-entry transfer of the shares as described on page 8), a properly completed and duly executed letter of transmittal, and any other required documents for the shares.

CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

    You may withdraw a portion of or all your tendered shares by delivering a written, manually executed or facsimile notice to the depositary at any time prior to the expiration of this offer. Further, if we have not agreed to accept your shares for payment within 60 days of the commencement of this offer, you can withdraw them at any time after that 60-day period until we do accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. Withdrawn shares may be retendered by following the tender procedures before the offer expires. (See page 11)

HAS THE BOARD OF DIRECTORS OF THE COMPANY APPROVED THIS OFFER?

    The board of directors has not approved this offer. Within ten business days after the date of this offer, the Company is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of this offer, that it has no opinion with respect to this offer, or that it is unable to take a position with respect to this offer.

IF I DO NOT TENDER BUT THIS OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY SHARES?

    We believe that, if the offer is successful, the shares will continue to be actively traded and the Company will continue to be subject to the Commission's rules relating to publicly-held companies. (See page 14)

ARE APPRAISAL RIGHTS AVAILABLE IN THIS OFFER?

    Appraisal rights are not available in this offer.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTIONS?

    The receipt of cash in this offer in exchange for the Company shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

    You should consult your tax advisor about the particular effect the proposed transactions will have on your shares. (See page 12)

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On April 2, 2002, the day prior to the day the Purchaser first announced that it would begin the offer, the shares of the Company closed on Nasdaq at $2.16 per share. Since that date the shares of the Company have closed on Nasdaq in the range of $2.36 to $2.64 per share. On April 19, 2002, the Company's shares closed at $2.52 per share. You should obtain a recent quotation for your shares before you decide whether or not to tender. (See page 13)

WHOM SHOULD I CALL WITH QUESTIONS?

    You should call N.S. Taylor & Associates, Inc. at 866.470.4500 (toll-free) with any questions you may have. N.S. Taylor & Associates, Inc. is acting as the information agent for this offer. See the back cover of this offer for further details.

                                  INTRODUCTION

    Shaner Hotel Group Limited Partnership, a Delaware limited partnership (the 'Purchaser' or 'Shaner Hotel Group'), hereby offers to purchase 2,465,322 shares of Class A Common Stock ('Shares') of Interstate Hotels Corporation, a Maryland corporation (the 'Company' or 'Interstate'), including the associated Preferred Stock Purchase Rights (the 'Rights') issued pursuant to the Shareholders Rights Agreement, dated as of July 8, 1999 and amended as of August 31, 2000 (as so amended, the 'Rights Agreement') between the Company and American Stock Transfer and Trust Company, as Rights Agent (the 'Rights Agent'), at a price of $3.00 per share, net to the seller in cash, without interest thereon (the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the 'Offer to Purchase' or 'Offer'). Unless the context otherwise requires, all references to Shares include the associated Rights and all references to the Rights include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights. Based on publicly available information, the Purchaser believes that one Right is currently associated with each Share.

    Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients. Class A Common Stock shareholders of the Company ('Shareholders') who tender will not be obligated to pay brokerage fees or commissions. Except as set forth in Instruction 7 of the Letter of Transmittal, tendering Shareholders will not be obligated to pay stock transfer taxes on the purchase of Shares pursuant to this Offer. The Purchaser will pay all charges and expenses of Manufacturers and Traders Trust Company, as Depositary (the 'Depositary'), and N.S. Taylor & Associates, Inc., as Information Agent (the 'Information Agent'), incurred in connection with this Offer. See Section 16, 'Fees and Expenses,' under the caption 'The Tender Offer'.

    The purpose of this Offer is to increase, through the purchase of Shares, our investment in the Company because we believe in the long-term value of the Company, in the business of owning and operating hotels and motels, and in the synergies and operating efficiencies which may be obtained by a business relationship between the Company and the Purchaser. The Purchaser and its affiliates currently are the beneficial owners of 333,500 Shares, representing approximately 6.08% of the outstanding Shares. The Offer, at a significant premium to the current market price, demonstrates the Purchaser's commitment to the Company. The additional investment will increase the Purchaser's incentive to see that the Shares perform well. This Offer will give the Shareholders an opportunity to sell some of their Shares at a price substantially in excess of the current market price and still retain a significant interest in the future growth of the Company. See Section 12, 'Purpose of this Offer; Plans for the Company,' under the caption 'The Tender Offer.'

    Certain federal income tax consequences of the sale of Shares pursuant to this Offer are described in Section 5, 'Certain Federal Income Tax Consequences,' under the caption 'The Tender Offer'.

    The Offer is conditioned on, among other things: (1) a minimum of 2,465,322 shares of Class A Common Stock being tendered; and (2) the Rights issued under the Rights Agreement having been redeemed by the board of directors of the Company (the 'Board'), or the Purchaser being satisfied, in its reasonable judgment, that the Rights are invalid or otherwise inapplicable to the Offer (the 'Rights Condition.') In order to show good faith, within two business days of receiving reasonable assurance from the Board that it has redeemed the Rights, or has taken other action to remove the impediments to the completion of this offer represented by the Rights Agreement, the Purchaser will place in escrow with the Depositary the full purchase price of the Shares sought in this Offer. The Purchaser expressly reserves the right, in its reasonable discretion, to waive any one or more of the conditions to this Offer. See Section 1, 'Terms of this Offer; Expiration Date,' Section 14, 'Certain Conditions to this Offer,' and Section 15, 'Certain Legal Matters,' under the caption 'The Tender Offer.' This Offer is not conditioned upon the receipt of financing.

    IN THE EVENT THE OFFER IS TERMINATED OR NOT CONSUMMATED, OR AFTER THE EXPIRATION DATE OF THE OFFER, IN ACCORDANCE WITH APPLICABLE LAW THE PURCHASER MAY EXPLORE ANY AND ALL OPTIONS WHICH MAY BE AVAILABLE. IN THIS REGARD, AND AFTER EXPIRATION OR TERMINATION OF THE OFFER, THE

PURCHASER MAY SEEK TO ACQUIRE ADDITIONAL SHARES, THROUGH OPEN MARKET PURCHASES, PRIVATELY NEGOTIATED TRANSACTIONS, A TENDER OFFER OR EXCHANGE OFFER OR OTHERWISE, UPON SUCH TERMS AND AT SUCH PRICES AS THE PURCHASER MAY DETERMINE, WHICH, IN THE CASE OF SHARES, MAY BE MORE OR LESS THAN THE PRICE TO BE PAID PER SHARE PURSUANT TO THE OFFER AND COULD BE FOR CASH OR OTHER CONSIDERATION.

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF SHAREHOLDERS OF THE COMPANY. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THIS OFFER; EXPIRATION DATE

    Upon the terms and subject to the conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for up to 2,465,322 Shares validly tendered and not withdrawn prior to the expiration date. 'Expiration Date' means 5:00 p.m., Pittsburgh, Pennsylvania, time, on Friday, May 31, 2002, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which this Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which this Offer, as so extended by the Purchaser, will expire. To the extent more than 2,465,322 Shares are tendered, the Purchaser will only accept for purchase on a pro rata basis 2,465,322 Shares in this Offer (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each Shareholder prior to or on the Expiration Date and not withdrawn. See
Section 4, 'Acceptance for Payment and Payment; Proration,' under the caption 'The Tender Offer.'

    Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its reasonable discretion, at any time or from time to time, regardless of whether or not any of the events set forth in Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer,' shall have occurred or shall have been determined by the Purchaser to have occurred, (i) to extend the period of time during which this Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (ii) to waive any condition to this Offering or to amend this Offer in any respect by giving oral or written notice of such amendment to the Depositary. During any such extension of this Offering, all Shares previously tendered and not properly withdrawn shall remain subject to this Offer, subject to the right of a tendering Shareholder to withdraw his or her Shares. Under no circumstances will interest be paid on the purchase price for tendered shares, whether or not the Purchaser exercises its right to extend this Offer.

    If by the Expiration Date any or all of the conditions to this Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate this Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering Shareholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (c) extend this Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which this Offer is extended or (d) amend this Offer. In the event that the Purchaser decides to waive any or all of the conditions to this Offer, it is required to and will publicly announce the waiver to shareholders and, if a condition is material, it will do so at least five business days prior to the Expiration Date.

    The rights reserved by the Purchaser in the foregoing two paragraphs are in addition to the Purchaser's rights to terminate this Offer pursuant to
Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer.' There can be no assurance that the Purchaser will exercise its right to extend this Offer. Any extension, amendment or termination will be followed promptly by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities and Exchange Act of 1934, as amended ('Exchange Act'), requires that the announcement be issued no later than 9:00 a.m., Pittsburgh, Pennsylvania, time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including
Rules 14d-4(d) and 14e-l(d) under the Exchange Act), any material change in the information published, sent or given to Shareholders in connection with this Offer must be promptly disseminated to them in a manner reasonably designed to inform Shareholders of such change, and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. 'Business day' means any day other than Saturday, Sunday or a federal holiday and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Pittsburgh, Pennsylvania, time.

    If the Purchaser extends this Offer, or if the Purchaser, whether before or after its acceptance for payment of Shares, is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to this Offer for any reason, then, without prejudice to the Purchaser's rights under this Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 3, 'Withdrawal Rights,' under the caption 'The Tender Offer.' However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of this Offer.

    If the Purchaser makes a material change in the terms of this Offer or the information concerning this Offer or waives a material condition of this Offer, the Purchaser will disseminate additional tender offer materials and extend this Offer to the extent required by Rules 14d-4(c) and (d), 14d-6(c) and 14e-l(d) under the Exchange Act. The minimum period during which this Offer must remain open following material changes in the terms of this Offer or information concerning this Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum 10-business day period is generally required to allow for adequate dissemination to Shareholders and investor response. If, prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in this Offer, such increase will be applicable to all Shareholders whose Shares are accepted for payment pursuant to this Offer regardless of when such Shares were tendered.

    As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a Shareholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate Rights certificates are issued, Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

    On March 11, 2002, the Purchaser requested, pursuant to the Maryland General Corporation Law, a Shareholder list for communicating with Shareholders. The Company refused to make the Shareholder list available to the Purchaser. On April 11, 2002, the Purchaser requested, pursuant to Rule 14d-5 under the Exchange Act, that the Company either provide a Shareholder list to the Purchaser for the purpose of mailing this Offer and related materials, to Shareholders, or mail those materials to Shareholders itself. On April 12, 2002, the Company elected to do the mailing itself. Within several business days of the date of this Offer to Purchase, April 20, 2002, this Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR TENDERING SHARES AND RIGHTS

    Valid Tender. For a Shareholder to validly tender Shares pursuant to this Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) relating to the Shares tendered, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares ('Share Certificates') must be received by the Depositary at its address or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering Shareholder must comply with the guaranteed delivery procedures set forth below.

    Book-entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the 'Book-Entry Transfer Facility') for purposes of this Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a 'Book-Entry Confirmation.' Delivery of documents to the book-entry transfer facility in accordance with such book-entry transfer facility's procedures does not constitute delivery to the depositary. 'Agent's Message' means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering Shareholder. Share Certificates, the Letter of Transmittal and all other required documents will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    Signature Guarantees. No signature guarantee is required on a Letter of Transmittal if either (a) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange ('NYSE') Medallion Signature Guarantee Program or the Stock Exchange Medallion

Program (an 'Eligible Institution'). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 6 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 6 to the Letter of Transmittal.

    Guaranteed Delivery. If a Shareholder desires to tender Shares pursuant to this Offer and such Shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shareholder's tender may be effected if all the following conditions are met:

     the tender is made by or through an Eligible Institution;

     a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

     the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A 'trading day' is any day on which Nasdaq is open for business.

    A Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and the delivery will be deemed to be made only when actually received by the Depositary. If Share Certificates are sent by mail, we recommend registered mail with return receipt requested, properly insured.

    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to this Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof) relating to the Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering Shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of this Offer or any delay in making such payment.

    The Purchaser's acceptance for payment of Shares validly tendered pursuant to this Offer will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of this Offer.

    Grant of Proxy. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints designees of the Purchaser as such Shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable with respect of such Shares). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the

Purchaser accepts such Shares for payment pursuant to this Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such Shareholder with respect to such Shares or other securities will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities in respect of any annual, special, adjourned or postponed meeting of the Company's Shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of Shareholders.

    Distribution of Rights. Shareholders will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date occurs, the Rights are represented by and transferred with the Shares. See Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer.' Accordingly, if the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering Shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three Nasdaq trading days after the date such certificates are distributed. The Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. If a Distribution Date has occurred, unless the Rights are redeemed prior to the Expiration Date, Shareholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to this Offer.

    Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tendered Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular Shareholder whether or not similar defects or irregularities are waived in the case of other Shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in such tendered Shares or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of this Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

    Backup Withholding. Under the federal income tax laws, the Depositary will be required to withhold 27% of the amount of any payments made to certain Shareholders pursuant to the Offer. In order to avoid such backup withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to back-up withholding, you must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payment.

    Lost Certificates. If the Share Certificates that a registered holder wants to surrender have been lost or destroyed, that fact should be indicated in the appropriate space on the Letter of Transmittal. Certain representations and agreements contained in the Letter of Transmittal are required to be made by tendering Shareholders who have lost their Share Certificates. In addition, the Information Agent or Depositary may forward to such registered holders additional documentation necessary to be completed in order to effectively surrender such lost or destroyed certificates. See Instruction 3 to the Letter of Transmittal. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties.

3. WITHDRAWAL RIGHTS

    Except as otherwise provided in this Section 3, tenders of Shares pursuant to this Offer are irrevocable. Shares tendered pursuant to this Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date or any extension of that Date. If such Shares are not accepted for payment and paid for by the Purchaser pursuant to this Offer, they may also be withdrawn at any time after the Expiration Date, or such later date as may apply in case this Offer is extended. Shares (and, if applicable, Rights) may not be withdrawn unless the associated Rights are also withdrawn. A withdrawal of Shares (and, if applicable, Rights) will also constitute a withdrawal of the associated Rights.

    For a withdrawal to be effective, a written, manually executed or facsimile notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of the Share Certificates, the serial numbers shown on the Share Certificates must be submitted to the Depositary and, unless the Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, 'Procedures for Tendering Shares and Rights,' under the caption 'The Tender Offer,' any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

    Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of this Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2, 'Procedures for Tendering Shares and Rights,' under the caption 'The Tender Offer,' at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT; PRORATION

    Upon the terms and subject to the conditions of this Offer (including, if this Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for up to 2,465,322 Shares validly tendered and not properly withdrawn in accordance with Section 3, 'Withdrawal Rights,' under the caption 'The Tender Offer,' promptly after the Expiration Date. To the extent more than 2,465,322 Shares are tendered in this Offer, the Purchaser will purchase only 2,465,322 Shares in this Offer on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each Shareholder prior to or on the Expiration Date and not withdrawn. See
Section 3, 'Withdrawal Rights,' under the caption 'The Tender Offer.' All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Section 1, 'Terms of this Offer; Expiration Date,' and Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer.' The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. See Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer.' Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares accepted for payment pursuant to this Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) the Letter of Transmittal (or facsimile thereof) relating to the Shares tendered, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any Shareholder pursuant to this Offer will be the highest per Share consideration paid to any other Shareholder pursuant to this Offer.

    For purposes of this Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to this Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for validly tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of this Offer or any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering Shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to this Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to this Offer, except as otherwise provided in Instruction 7 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

    If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to this Offer for any reason, then, without prejudice to the Purchaser's rights under this Offer (but subject to compliance with Rule 14e-1(c) under the Exchange
Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3, 'Withdrawal Rights,' under the caption 'The Tender Offer.'

    If any tendered Shares are not purchased pursuant to this Offer for any reason, including proration, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering Shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 2, 'Procedures for Tendering Shares and Rights,' under the caption 'The Tender Offer,' such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration, termination or withdrawal of this Offer.

    If more than the 2,465,322 Shares are validly tendered and not withdrawn prior to the Expiration Date, we will accept payment and pay for only 2,465,322 Shares on a pro rata basis based on the number of Shares properly tendered by each Shareholder prior to or on the Expiration Date and not withdrawn. Preliminary results of proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent and may also be able to obtain such preliminary information from their brokers.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The receipt of cash pursuant to this Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the 'Code'), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering Shareholder will recognize gain or loss equal to the difference between the amount of cash received by the Shareholder pursuant to this Offer and the aggregate tax basis in the Shares tendered by the Shareholder and purchased pursuant to this Offer. If Shares are held by a Shareholder as capital assets (i.e., generally assets held for investment), gain or loss recognized by the Shareholder with respect to such Shares will be capital gain or loss.

    Capital gains recognized by an individual Shareholder will generally be taxed at a maximum federal marginal tax rate of 20% if the Shareholder's holding period for the shares exceeds 12 months. Capital gains recognized by a corporate Shareholder will be taxed at a maximum federal marginal tax rate of 35%.

    The foregoing discussion is included for general information only and may not be applicable with respect to shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code, such as non-U.S. persons, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and Shareholders who hold their Shares as part of a hedge, straddle or conversion transaction, and otherwise may not apply to a holder of Shares in light of particular circumstances. You are urged to consult your tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of this Offer.

6. PRICE RANGE OF SHARES; DIVIDENDS

    The Shares are quoted on the Nasdaq SmallCap Market ('Nasdaq'). The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported on Nasdaq, and dividends paid per Share, based on published financial sources. The Company stated in its Annual Report on Form 10-K for calendar year 2001 that it did not anticipate paying any dividends on its Common Stock in the foreseeable future.

                  INTERSTATE HOTELS CORPORATION (NASDAQ: IHCO)

                       CALENDAR YEAR                          HIGH     LOW    DIVIDEND
                       -------------                          ----     ---    --------
2000
First Quarter...............................................  $4.75   $2.75     $-0-
Second Quarter..............................................   3.75    1.69      -0-
Third Quarter...............................................   3.19    1.94      -0-
Fourth Quarter..............................................   3.06    1.53      -0-
2001
First Quarter...............................................   2.63    1.56      -0-
Second Quarter..............................................   3.15    2.00      -0-
Third Quarter...............................................   2.95    1.56      -0-
Fourth Quarter..............................................   1.74    1.25      -0-
2002
First Quarter...............................................   2.50    1.40      -0-
Second Quarter (April 1 -- April 19)........................   2.64    2.16      -0-

    On April 2, 2002, the day prior to the day the Purchaser first announced that it would begin the Offer, the shares of the Company closed on Nasdaq at $2.16 per share. Since that date the shares of the Company have closed on Nasdaq in the range of $2.36 to $2.64 per share. On April 19, 2002, the Company's shares closed at $2.52 per share. You should obtain a recent quotation for your shares before you decide whether or not to tender.

    The Purchaser believes, based upon publicly available information, that as of the date of this Offer to Purchase, the Rights are listed on the Nasdaq and all Rights are attached to the associated Shares and are not traded separately. As a result, the sale prices per Share set forth above are also the high and low sale prices per Share and associated Right during all such periods. Upon the occurrence of the Distribution Date, the Rights are to detach, and may trade separately, from the Shares. See Section 11, 'Background of this Offer; Past Contacts, Transactions or Negotiations with the Company,' under the caption 'The Tender Offer.' The Purchaser believes that, as a result of the commencement of the Offer on April 11, 2002, the Distribution Date would have occurred as early as April 25, 2002, unless prior to such date the Company's board redeemed the Rights or took action to delay the Distribution Date. The Distribution Date could also have occurred sooner. See Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer.' On April 16, 2002, the Company issued a press release which announced that the board of directors had taken action to defer the Distribution Date until further action by the board. IF THE DISTRIBUTION DATE OCCURS AND THE RIGHTS BEGIN TO TRADE SEPARATELY FROM THE SHARES, SHAREHOLDERS ARE ALSO URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE RIGHTS.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN SECURITIES

    Market for the Shares. Based on the Company's Annual Report on Form 10-K for the year ended December 31, 2001, there were 1,877 registered stockholders of record of Shares as of March 18, 2001. The purchase of Shares pursuant to this Offer may reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The Purchaser does not expect, however, that the number of holders of Shares will decrease significantly and, following the completion of this Offer, the number of shares of Class A Common Stock outstanding will be approximately 2,689,063.

    Nasdaq Listing. The Purchaser expects that, even if the Offer is successful, the Shares will continue to be listed on the Nasdaq SmallCap Market ('Nasdaq'). However, there is a possibility that, depending upon the number of Shares purchased pursuant to the Offer, the number of holders participating in the Offer, or other factors, the Shares may no longer meet the requirements for continued listing on the Nasdaq. According to the published guidelines of the Nasdaq, the Nasdaq would normally give consideration to delisting the Shares when, among other things:

     the total number of holders of Shares is less than 300;

     one of the following occurs: (i) the total shareholder equity is less than $2.5 million, (ii) the market capitalization is less than $35 million, or
     (iii) the net income from continuing operations (in the latest fiscal year or two of the last three fiscal years) is less than $500,000;

     the total public float (Shares) is less than 500,000;

     the market value of the public float is less than $1 million;

     the minimum bid price for Shares is less than $1; or

     the Shares have less than two market makers.

    If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing in Nasdaq and the listing of Shares is discontinued, the market for the Shares could be adversely affected. In the event that the Shares are delisted from Nasdaq, it is possible that the Shares would continue to trade in the over-the-counter market and that the price or other quotations may still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors. The Purchaser cannot predict whether a reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the price paid in this Offer.

    Exchange Act Registration. The Shares are currently registered under the Exchange Act and the Purchaser expects continued registration after the Offer. However, there is a remote possibility that, the Shares may be eligible for deregistration either prior to or after this Offer depending upon certain circumstances, including the number of recordholders of the Shares at such time. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange, nor held by 500 or more holders of record, where total assets of the Company have not exceeded $10 million on the last day of the Company's three most recent fiscal years. In order to be eligible to effect such termination, however, the Company must be current on its periodic reporting requirements under the Exchange Act. The Purchaser currently has no intention of recommending the deregistration of the Shares.

    Termination of registration of the Shares under the Exchange Act would, assuming the Company were in compliance with its reporting obligations, substantially reduce the information required to be furnished by the Company to its Shareholders and to the Commission. Termination would also make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with Shareholders' meetings and the related requirement of furnishing an annual report to Shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities in compliance with Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, would be eliminated.

    Based upon publicly available information, the Purchaser believes that, as of the date of this Offer to Purchase, the Rights are attached to the Shares and are not separately transferable. The Purchaser believes that, as a result of the commencement of the Offer on April 11, 2002, the Distribution Date would have occurred as early as April 25, 2002, unless prior to such date the Company board redeemed the Rights or took action to delay the Distribution Date. The Distribution Date could also have occurred sooner. See Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer.' On April 16, 2002, the Company issued a press release which announced that the board of directors had taken action to defer the Distribution Date until further action by the board. The Rights Agreement provides that, following the Distribution Date, certificates evidencing the Rights will be sent to all holders of Rights and Rights will become transferable apart from the Shares. See Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer.' If the Distribution Date occurs and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, stock exchange listings and Exchange Act registration would apply to the Rights in a similar manner.

    Margin Securities. The Shares are currently 'margin securities' under the rules of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities. The Purchaser expects that the Shares will continue to be 'margin securities' after the Offer. However, there is a remote possibility that, following the purchase of Shares pursuant to this Offer or any subsequent open market or privately negotiated purchases, depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, the Shares might no longer constitute 'margin securities' for purposes of the Federal Reserve Board's margin regulations and therefore no longer be used as collateral for purposes of loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer be 'margin securities' or eligible for listing or Nasdaq SmallCap Market reporting.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

    Company Information. The information concerning the Company contained in this Offer to Purchase, including financial information, for the most part has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. The Purchaser does not assume any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser.

    The Company is a Maryland corporation whose principal place of business is Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220 and its telephone number is (412) 937-0600.

    As of December 31, 2001, the Company managed, leased or performed related services for 134 hotels with a total of 28,316 rooms in 37 states in the United States, as well as Canada and Russia. The Company operates its hotels under two separate operating segments -- Interstate, which primarily operates luxury and upscale hotels, and Crossroads, which primarily operates mid-scale, upper economy and budget hotels. The Company competes for third-party hotel management agreements with international, national, regional and local hotel management and franchise companies. The Company competes with these companies on factors such as relationships with hotel owners and investors, access to capital, financial performance, contract terms, name recognition, marketing support and the willingness to provide funds in connection with new management arrangements.

    The following chart summarizes the capital structure of the Company.

                                 OUTSTANDING                                     CONVERSION PRICE
                                   SHARES/      HOLDERS   PUBLICLY                 INTO CLASS A
        CLASS OF STOCK             AMOUNT      (APPROX.)   TRADED   BOARD SEATS    COMMON STOCK
        --------------             ------      ---------   ------   -----------    ------------
Common Stock
    Class A....................    5,487,885     1,938     Nasdaq     five(1)           N/A
    Class B....................      242,555      one        No         one         See Note 2
Preferred Stock
    Series A...................      -0-          -0-       N/A        none           N/A(3)

    Series B...................      725,000     five        No        five          $4.00 per
                                                                                     share(4)

Subordinated Convertible
  Notes........................  $25,000,000      one        No         N/A      See notes 4 and 5

---------
(1) The terms of the five Class A Common Stock directors are staggered. Two directors stand for election in 2002, one in 2003, and two in 2004. The board seats presently held by Phillip H. McNeill and Thomas F. Hewitt, Chairman of the Board and Chief Executive Officer of the Company, are up for election in 2002.

(2) Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

(3) At the option of the board outstanding shares of Series A Preferred Stock are exchangeable into shares of Class A Common Stock. See Section 14, 'Certain Conditions to this Offer,' in 'The Tender Offer.'

(4) Outstanding shares of Series B Preferred Stock and outstanding Subordinated Convertible Notes are convertible into a maximum of 49% of the outstanding shares of Class A Common Stock following conversion.

(5) The Subordinated Convertible Notes are convertible into shares of Class A Common Stock at a conversion rate of $4.00 per share.

                              -------------------

    Based upon recent trading prices of shares of Class A Common Stock, and assuming that those prices remain approximately the same in the near future, it appears unlikely that shares of Series B Preferred Stock, or the Convertible Notes, will be converted into shares of Class A Common Stock, because those trading prices are substantially below the above conversion prices. The holders of Class A Common Stock are entitled to elect a maximum of five of the eleven members of the Company's board of directors. The Purchaser is entitled to vote its shares for two Class A Common Stock directors in 2002, one in 2003, and two in 2004.

    Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Shares, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Woolworth Building, 223 Broadway, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at www.sec.gov that contains reports, proxy statements and other information. The Shares are listed on the Nasdaq, and reports, proxy statements and other information concerning the Company should also be available for inspection and at the offices of the Nasdaq, One Liberty Plaza, New York, New York 10006.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER

    Shaner Hotel Group Limited Partnership is a Delaware limited partnership formed on August 30, 1995 (the 'Purchaser'). The main business of the Purchaser is management and ownership of hotels and motels, and was started by the Purchaser's principals in 1983. The Purchaser has its principal place of business at 1965 Waddle Road, State College, Pennsylvania 16803 and its telephone number is (814) 234-4460. As of the date of this Offer to Purchase, the Purchaser is the beneficial owner of 333,500 Shares, which constitute approximately 6.08% of the Shares outstanding as of the date of this Offer to Purchase.

    The general partner of the Purchaser is Shaner Operating Corp., a Delaware corporation (the 'General Partner'). The principal business of the General Partner is acting as the general partner of the Purchaser. The General Partner has its principal place of business at 1965 Waddle Road, State College, Pennsylvania 16803 and its telephone number is (814) 234-4460. For certain information concerning the directors and executive officers of the General Partner and the Purchaser, see Schedule I to this Offer to Purchase.

    The Purchaser is a privately-held, fully integrated hotel company which specializes in the acquisition, refurbishment, repositioning, development and long-term ownership of full-service hotels. The Purchaser also has extensive limited-service and extended-stay experience.

    The Purchaser and its affiliates own 22 hotels in 15 states as listed on
Schedule II to this Offer. These hotels represent ten different hotel brands, including, Comfort Inn, Hampton Inns, Residence Inn, Holiday Inn, Holiday Inn Express, Holiday Inn Sunspree, Marriott, Newport Hotel, Radisson, and Savery Hotel. The Purchaser also manages or has agreed to manage hotels representing the following brands: Marriott, Radisson, Renaissance, Residence Inn by Marriott, Comfort Inn, Hampton Inn and Suites, Fairfield Inn by Marriott, and Springhill Suites by Marriott. As part of the Purchaser's full-service management of hotels, it provides complete in-house services: Operations, sales, marketing, and revenue management; financial and tax reporting and payroll; human resources; in-house legal counsel; development; franchise relationships; renovation, construction, design and purchasing; information systems, equity capital for investment; and conference and convention center management.

    The backgrounds and relevant hotel experience of the four principal executive officers of the Purchaser and its general partner are described below. Please refer to Schedule I attached to this Offer for a description of their employment history for the past five years.

        LANCE T. SHANER. Since founding the Purchaser in 1995, Mr. Shaner has led and guided the company with his announced philosophy of having a clear vision for the future, maintaining integrity in all relationships, providing value to customers and offering opportunity to employees and associates. Prior to founding the Purchaser in 1995, Mr. Shaner held ownership interests and was the CEO in numerous hotel companies and partnerships involving 35 hotels since 1983.

        Mr. Shaner serves as Chairman and CEO of the Purchaser. Under his leadership, the Purchaser and its predecessors have completed over $500,000,000 in financings and other transactions and grown to be a highly-respected, fully-integrated hotel company.

        Mr. Shaner has served on the full-service owners committee for Bass Hotels and presently serves on Marriott International's full-service hotel owner's committee. He presently serves as an honorary professor at the Penn State Hotel School in State College, Pennsylvania and is on the advisory Board at the University of Delaware Hotel School in Newark, Delaware.

        In Mr. Shaner's extensive business career, he has worked in finance and venture capital specializing in contract negotiations, acquisitions and increasing investor value through improving operating results of companies which he oversees.

        Additional examples of Mr. Shaner's experience include the following:

            Negotiated a $300,000,000 asset acquisition and equity investment partnership by one of the leading pension funds in the United States in real estate.

            The funding and development of a regional cable television company in Western New York and Northern Pennsylvania that was sold for a substantial profit in 1988.

            Co-founded an oil and gas production company with operations in Texas and Oklahoma in 1996 with significant success in exploration and development of oil and gas properties in those states.

            Developer of the award-winning Williamsburg Square mixed use $30,000,000 project in State College, Pennsylvania. The Williamsburg Square Development is a colonial themed development with Class A buildings consisting of two hotels, restaurants, Class A office space and the final Marriott Springhill Suites hotel to be completed in 2003.

            Has assisted in the reorganization and recapitalization of companies through analysis and review of operating results and leading innovative change to streamline operations, to increase profitability and value.

            Led as co-chairman a successful capital campaign in State College, Pennsylvania which resulted in more than doubling the existing size of the YMCA and has led fund raising efforts to provide monies necessary to pay dues for under privileged children to allow their participation in Y programs.

            Has served in various capacities to assist low-income families in acquiring affordable housing and has won the Golden Hammer Award from Habitat for Humanity for past service.

            Awarded Entrepreneur of the Year in Central Pennsylvania in 2002.

        FREDERICK T. SHANER is president and chief operating officer, responsible for all daily operations of The Purchaser, with oversight on various other divisions, including marketing, personnel, purchasing and guest services. He attended the Rochester Institute of Technology and Alfred University, majoring in business administration. Under his direction, the company has earned a variety of top hospitality awards, including the Marriott Silver Quest for Quality Award, Holiday Inn Newcomer and Torchbearer Awards, YMCA, and the Choice Gold Award. He serves as a guest lecturer for the Pennsylvania State University School of Hotel, Restaurant and Recreation Management, is a member of the Penn State University President's Club and Founder's Club and is active in various civic and educational organizations. He and his wife, Mimi, have two children, Meghan and Alyn.

        J. B. GRIFFIN, chief financial officer, joined The Purchaser in 1995 as vice president of finance and was promoted to his present post in October 1997. He has responsibility for overseeing the company's financial operations, including accounting, risk management, investor relations, financial performance of all hotels and due diligence analysis for potential hotel acquisitions by the company. Prior to joining The Purchaser, Mr. Griffin had his own financial consulting firm for five years, providing financial operations support for both individual hotel owner/operators and several hotel companies. He previously managed several properties including Embassy Suites, Holiday Inn, Residence Inn and Independent properties. Since joining The Purchaser, Mr. Griffin has been actively involved, as vice president of finance or chief financial officer, in the acquisition of at least 25 hotels, debt financings in excess of $300 million and the formation of a $300 million joint venture. He is a 1983 graduate of Niagara University, Niagara Falls, N.Y., with a degree in hotel administration. He and his wife, Mary Pat, have five children.

        PETER HULBURT, vice president and corporate counsel, joined The Purchaser in his current position in June 1993. For the 17 years prior to joining The Purchaser, Mr. Hulburt had been with the Cuba, N.Y., law firm of Williams, Hulburt & Brown, as a partner since 1976 and as the major partner since 1984. While with the law firm, he also served as outside legal counsel to Lance and Fred Shaner for 17 years, including their early entrepreneurial days prior to the formation of The Purchaser. Mr. Hulburt's responsibilities include relations with all outside counsel, overseeing the legal aspects of all new acquisitions and advising all company departments on legal matters. Mr. Hulburt has been actively involved, as general counsel, in the acquisition of at least 25 hotels, debt financings in excess of $300 million and the formation of a $300 million joint venture. He received his B.S. degree from the State University of New York at Buffalo and his jurisprudence doctorate from Albany (N.Y.) Law School in 1973. The Buffalo native and his wife, Kathleen, a high school guidance counselor, have three sons.

    Except as set forth in this Offer to Purchase, including the Schedules hereto, neither the Purchaser, the General Partner nor, to the best knowledge of the Purchaser or the General Partner, any of the persons listed in Schedule I hereto: (i) has had any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies; or (ii) has had any transactions with the Company, or any of its executive officers, trustees or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, including the Schedules hereto, there have been no contacts, negotiations or transactions between the Purchaser, the General Partner nor, to the best knowledge of the Purchaser or the General Partner, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its directors, executive officers, or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, there have been no transactions in the Shares that were effected during the sixty days prior to the date of this Offer to Purchase by the Purchaser or any of its affiliates.

10. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by the Purchaser to purchase 2,465,322 Shares under this Offer, and to pay related fees and expenses incurred as part of this Offer, is estimated at $7,750,000. The Purchaser has sufficient cash readily available to pay for the Shares. Because it has sufficient resources to fund this Offer, it does not need alternative financing arrangements and the Offer is not conditioned on obtaining any financing.

11. BACKGROUND OF THIS OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY

    Shaner Hotel Group has been aware of the Company and its long history of performance in the hotel industry for many years. For some time, Shaner Hotel Group has believed that combining the hotel management experience of the Company and the management experience of Shaner Hotel Group would benefit both the Company and Shaner Hotel Group.

    On October 3, 2000, Lance T. Shaner, the Chairman and Chief Executive Officer of Shaner Hotel Group, sent a letter to Mr. Thomas F. Hewitt, CEO and Chairman of the Board of the Company. In that letter, Shaner Hotel Group proposed an acquisition of all of the Common Stock of the Company at a price of $4.125 per share and Mr. Shaner requested an opportunity to meet with Mr. Hewitt or his representatives. The proposal was subject to due diligence. The letter noted that the offer was a joint offer of Shaner Hotel Group and Bruce S. Brickman & Associates, Inc.

    On October 5, 2000, the Board of Directors of the Company determined that pursuing the proposal of Shaner Hotel Group was not in the best interests of stockholders. The Board reaffirmed its recommendation that stockholders approve the previously announced investment by the investor group led by Lehman Brothers (the 'Investor Group').

    Mr. Shaner sent a letter to Mr. J. William Richardson, the Vice Chairman of the Company, on October 6, 2000, clarifying the proposal and requesting an opportunity to meet with Interstate management.

    On October 8, 2000, the Board of Directors announced that it had determined that the proposal was not reasonably likely to be completed and that the previously announced transaction with the Investor Group was financially superior to the transaction proposed by Shaner Hotel Group.

    On October 11, 2000, Mr. Shaner sent a letter further clarifying the position of Shaner Hotel Group.

    On October 20, 2000, the Company issued 8.75% Subordinated Convertible Notes (the 'Notes') for $25.0 million and 500,000 shares of its Series B Convertible Preferred Stock, par value $.01 per share (the 'Preferred Stock') for $5.0 million. These securities were issued to CGLH Partners I LP and CGLH
Partners II LP, which were entities affiliated with Lehman Brothers Holdings
Inc.

    From October of 2000 until December of 2001, Shaner Hotel Group continued to closely monitor the performance of the Company. Shaner Hotel Group noted that the Company did not appear to be using the funds from the Investor Group investment in order to acquire new properties or contracts.

    In December of 2001, Shaner Hotel Group acquired 320,000 shares of the Class A Common Stock of the Company. In its Schedule 13D filing (filed on January 9, 2002), Shaner Hotel Group stated that it is considering making a proposal which might include an acquisition, merger or a joint venture between Shaner Hotel Group and Interstate to manage, operate or own hotel and motel properties.

    On January 14, 2002, Mr. Shaner sent to Mr. Hewitt a letter setting forth a proposal to combine the operations of the Company and Shaner Hotel Group. The proposal provided for the acquisition of additional shares of Common Stock of the Company by Shaner Hotel Group, the repayment of the Notes, the purchase of a portion of the Preferred Stock and the redemption of all remaining Preferred Stock and the combination of certain operations.

    In a letter dated January 21, 2002, Mr. Hewitt stated that Mr. Shaner's letter has been distributed to its Board of Directors and the Company's independent advisors. Subsequent to the receipt of this letter, Mr. Shaner attempted to contact Mr. Hewitt by telephone. On or about January 27, 2002, Mr. Hewitt left Mr. Shaner a voice-mail indicating that the Board would consider the proposal of Shaner Hotel Group at its next meeting, scheduled for February 11, 2002. In a letter dated January 28, 2002, Mr. Shaner requested an opportunity to meet with Mr. Hewitt as well as an opportunity to make a presentation to the independent directors of the Company prior to the February 11th Board meeting. Also on January 28, 2002, Mr. Shaner sent a letter to each of the independent directors of the Company requesting an appointment to meet and an opportunity to make a presentation.

    During the period prior to the February 11th Board meeting, Mr. Shaner made calls to each of the independent directors as well as to several of the directors elected by the Investor Group (the 'Investor Directors'). Mr. Shaner was unable to obtain a meeting with any of the independent directors or the Investor Directors but did have several phone conversations in which he explained the proposal.

    In an e-mail to Mr. Shaner sent on Tuesday, January 29, 2002, Mr. Hewitt suggested that he and Mr. Shaner meet on February 6, 2002. Mr. Shaner accepted the offer to meet and on February 6, 2002, a meeting was held at the Company's offices. Attending on behalf of Shaner Hotel Group were: Mr. Shaner, J.B. Griffin (the CFO of Shaner Hotel Group) and Michael McNulty (a financial consultant). Mr. Hewitt and Mr. Richardson represented the Company. At the meeting on February 6, 2002, the Shaner Hotel Group representatives explained the proposal.

    In a letter dated February 14, 2002, from Mr. Hewitt to Mr. Shaner, Mr. Hewitt wrote that the Board of Directors has concluded that the proposal does not present an opportunity which is in the best interests of the Company's public stockholders. The letter also stated that the proposal is contingent upon its acceptance by the Investor Group and that the Investor Group has advised the Board of Directors that it does not wish to dispose of its securities on the terms set forth in the proposal.

    On February 18, 2002, the Shaner Hotel Group sent to the Board of Directors of the Company a Letter Agreement formalizing and expanding upon its proposal. The proposal provided for the purchase of up to 680,000 shares of Class A Common Stock and fifteen percent of the Class B Common Stock at a price of $2.70 per share. It also provided for the purchase, redemption or repayment of the securities owned by the Investor Group and for the combination of certain operations between the Company and Shaner Hotel Group. The proposal stated that it would remain open only until February 25, 2002.

    On February 18, 2002, Shaner Hotel Group issued a press release. The press release stated that the Company has received a new proposal from Shaner Hotel Group. The press release noted that the previous proposal of Shaner Hotel Group had been rejected. In the press release, Mr. Shaner observed that the Company has not posted a winning quarter for several years. Mr. Shaner asserted that, as one of the Company's largest stockholders, Shaner Hotel Group is intensely concerned about shareholder value.

    On February 19, 2002, Mr. Shaner sent an e-mail to Mr. Hewitt requesting a meeting. Mr. Hewitt called Mr. Shaner on February 21, 2002. During the call on February 21, 2002, Mr. Hewitt stated that Mr. Shaner will need to reach an agreement with the Investor Group. Mr. Shaner asked Mr. Hewitt if Mr. Hewitt would object to Mr. Shaner speaking directly to the Investor Group. Mr. Hewitt stated that he had no objection. Mr. Shaner sent Mr. Hewitt a letter on February 21, 2002, confirming the call and thanking Mr. Hewitt for the comment that Mr. Hewitt did not object to Mr. Shaner speaking directly to the Investor Group. Mr. Shaner also wrote that he looked forward to hearing from Mr. Hewitt so that a dinner could be scheduled.

    Mr. Shaner had a conversation with a representative of the Investor Group, Mahmood Khimji, on February 25, 2002. Mr. Khimji stated that, to be successful, a proposal would need to gain favor with the Investor Group as well as the board and management. Mr. Khimji indicated that the Investor Group would be willing to discuss proposals but that the Investor Group would not accept the proposal set forth in the Letter Agreement dated February 18, 2002.

    On March 5, 2002, Shaner Hotel Group sent a revised proposal to the Company. The revised proposal provided that Shaner Hotel Group would tender for 1,650,000 shares of the Class A Common Stock of the Company at a price of $3.00 per share. It also increased the consideration to be paid to the Investor Group by $2.3 million. The proposal stated that it would remain open only until March 13, 2002.

    On March 7, 2002, Mr. Hewitt sent Mr. Shaner an e-mail stating that the Board was considering the proposal. Mr. Hewitt stated that the Company may not be able to respond by March 13, 2002.

    On March 11, 2002, Mr. Shaner wrote to Mr. Hewitt and asked to be advised of when the Company could respond to the March 5th proposal. Once again, Mr. Shaner requested a meeting. In addition, Mr. Shaner requested a copy of the shareholder list of all current shareholders of the Company including mailing addresses.

    On March 11, 2002, Mr. Khimji returned a call from Mr. Shaner. Mr. Shaner requested a meeting in the near future between Shaner Hotel Group and the Investor Group representatives. Mr. Khimji emphasized that he would contact the Investor Group and relay the request but stated that if Mr. Shaner did not hear from Mr. Khimji in twenty-four hours, then Mr. Shaner should assume that the Investor Group is not interested in meeting. Mr. Shaner asked why the Investor Group showed so little interest in meeting. Mr. Khimji stated that the Investor Group had its reasons. Mr. Shaner indicated that it was clear to him that the Company was negotiating a merger or sale of the Company with a third person. Based upon this conversation, Mr. Shaner concluded that negotiations with the Investor Group had reached an impasse.

    On March 12, 2002, Shaner Hotel Group released a press release. In the press release Shaner Hotel Group announced that it had made an all-cash offer for a controlling stake in the Company the prior week. In addition, the press release announced that Mr. Hewitt received a request for the shareholder list from Shaner Hotel Group. The press release described the offer sent to the Company's Board on March 5, 2002. Mr. Shaner stated that 'We are sincere and highly committed to our vision for improving Interstate's performance. We want to implement our strategy while Interstate is still in a viable position. The time for Shaner and Interstate to join forces is right now.'

    On March 13, 2002, Mr. Hewitt sent Mr. Shaner a letter responding to Mr. Shaner's letter of March 11, 2002. Mr. Hewitt asserted that the proposal of Shaner Hotel Group would consume approximately $30,000,000 of the Company's available cash resources. Further, Mr. Hewitt stated that the Board needs to obtain additional information in order to adequately review the proposal. Mr. Hewitt requested details of the financing arrangement of Shaner Hotel Group and details regarding the plans of Shaner Hotel Group regarding changes to the equity structure, management and business organization of the Company following the tender offer and the redemptions. In addition, Mr. Hewitt inquired about the basis for the belief of Shaner Hotel Group that the Investor Group would consent to the transaction. Finally, Mr. Hewitt stated that the Company is not prepared to provide a list of shareholders.

    Mr. Shaner sent a response on March 20, 2002. Mr. Shaner stated that he was disappointed that Mr. Hewitt canceled their lunch scheduled for March 13, 2002. Mr. Shaner proposed that he and Mr. Hewitt continue a dialogue. In this letter, Mr. Shaner observed that $25,000,000 of cash on the Company's balance sheet is in fact restricted. Mr. Shaner said that Shaner Hotel Group believes that the Company's failure to use this cash is either one example of mismanagement or an indication that the Investor Group is using its contractual rights to prevent the Company from using the cash. Mr. Shaner assured Mr. Hewitt that the Shaner Hotel Group has sufficient financing and stated that the restructuring contemplated in the proposal is the same as the restructuring set forth in prior proposals. Mr. Shaner stated that Shaner Hotel Group has been disappointed with the unwillingness of the Investor Group to discuss a transaction with Shaner Hotel Group. Mr. Shaner reiterated the request for a shareholder list. Mr. Shaner also insisted that Shaner Hotel Group be given a level playing field with any other proposal. Mr. Shaner asserted that any transaction negotiated with a third party should exclude a subsequent transaction break-up fee if a transaction with the Shaner Hotel Group is completed. Mr. Shaner stated that he is willing to discuss the interest of Shaner Hotel Group at any time.

    In a letter to the Board of Directors of the Company sent on March 21, 2002, Mr. Shaner addressed two issues. First he stated that he believes that the financial statements of the Company set forth in its public filings are misleading. Mr. Hewitt's letter of March 13, 2002, referred to available cash resources. The Company's quarterly reports have shown the $25,000,000 proceeds of the Investor Group Notes as current assets. However, such funds may only be invested with the consent of the Managing General Partner of the joint venture between the Company and certain members of the Investor Group. Mr. Shaner maintained that the cash should have been shown as restricted on the balance sheet. Mr. Shaner also raised issues with respect to the Worldgate investment. Mr. Shaner noted that approximately one month after the Investor Group financing, the Company made a $3,900,000 equity investment with affiliates of the Investor Group, which investment had to be written off in its entirety within nine months. Mr. Shaner stated that the timing of the Worldgate transaction raises the question as to whether the Company made adequate disclosure in its proxy filings to approve the issuance of the Investor Group financing. Mr. Shaner concluded that, unless the Company or its auditors explain the issues by March 25, 2002, he will communicate with the other shareholders of the Company in an effort to give them a more complete and accurate picture of the Company's financial position.

    In a letter dated March 21, 2002 to Mr. Khimji, Mr. Shaner raised issues regarding the ownership interest of affiliates of Mr. Khimji. Mr. Shaner asked Mr. Khimji to explain why a company with which Mr. Khimji was affiliated and which apparently disposed of a significant ownership stake did not file a
Schedule 13D.

    On March 25, 2002, Mr. Hewitt responded to Shaner Hotel Group's letters of March 20 and 21, 2002. Mr. Hewitt stated that the Company's management and Board were considering matters discussed in those letters and would respond following the appropriate review.

    In accordance with the Bylaws of the Company, on March 25, 2002, Shaner Hotel Group sent to Timothy Q. Hudak, Secretary of the Company, written notice of proposals to be considered at the annual meeting. The proposals relate to redemption of the Rights created by the Company's Shareholders Rights Agreement or the amendment of the Shareholders Rights Agreement to remove the impediments to the consummation of this Offer. In that letter and in a follow-up letter on March 28, 2002, Shaner Hotel Group also nominated Lance T. Shaner and Leo A. Keevican, Jr. for election as Class A Directors at the Company's next annual meeting.

    On March 27, 2002, Shaner Hotel Group issued a press release announcing that it would be initiating this Offer shortly.

    On April 2, 2002, Shaner Hotel Group sent a letter to the Board of Directors of the Company which contained two requests relating to this Offer. First, Shaner Hotel Group asked the Board to act immediately to redeem the Rights issued under its Shareholders Rights Agreement or take such action as is necessary so that the Rights are invalid or otherwise inapplicable to this Offer. Second, Shaner Hotel Group requested that the Board schedule the 2002 annual meeting of Shareholders, and set the record date for shareholders entitled to notice of and to vote at that meeting, so as to enable Shaner Hotel Group to complete this Offer and vote the Shares purchased in it at that meeting and at any other special shareholder meeting.

    On April 3, 2002, Shaner Hotel Group filed with the Securities and Exchange Commission its Schedule TO-T relating to this Offer and incorporating this Offer, the Letter of Transmittal, and other related documents.

    On April 3, 2002, Shaner Hotel Group issued a press release announcing that it was beginning this Offer.

    On April 3, 2002, Shaner Hotel Group sent to Timothy Q. Hudak, Secretary of the Company, a written request in connection with this Offer to notify Shaner Hotel Group of the Company's election either to mail this Offer and related offering materials to holders of record of Class A Common Stock, or to provide Shaner Hotel Group with a shareholder mailing list to enable it to mail the materials itself. On April 4, 2002, counsel for the Company responded to that request by declining to comply with it and suggesting that the request be renewed.

    On April 3, 2002, Mr. Hewitt sent a letter to Mr. Shaner responding to Mr. Shaner's letter to the Board of the Company sent on March 21, 2002. Mr. Hewitt asserted that the Company believed that its treatment of the $25,000,000 as cash on the balance sheet is entirely appropriate. Mr. Hewitt also addressed the Worldgate investment. He noted that the Worldgate investment was approved unanimously by the Company's Board several months prior to the investment by the Investor Group. Finally, Mr. Hewitt acknowledged receipt of the shareholder proposals provided by the Shaner Hotel Group on March 25 and March 28, 2002.

    On April 3, 2002, the Company issued a press release stating that Interstate had authorized a special committee of its independent directors to review and evaluate the terms and conditions of the Offer of Shaner Hotel Group, and that the special committee and the full Board would make a recommendation to shareholders no later than Tuesday, April 16, 2002, about the Offer.

    In a letter sent to Mr. Hewitt on April 10, 2002, Shaner Hotel Group reiterated its position that the failure of the Company to segregate the $25,000,000 of restricted cash on the face of the balance sheet is in direct contravention of SEC rules. In the letter, Mr. Shaner raised additional issues regarding the Worldgate investment. Mr. Shaner maintained that if the Worldgate investment was approved prior to the Investor Group financing, the investment should have been disclosed in the proxy solicitation materials sent to the shareholders of the Company seeking their approval of the financing with the Investor Group, and that no such disclosure was made in those materials.

    On April 10, 2002, Shaner Hotel Group sent a letter to Mr. Joseph J. Flannery, a director of the Company and a Vice President of Lehman Brothers in New York City, emphasizing that Lehman Brothers must not serve as a financial advisor to the special committee of the Company's board of directors formed to evaluate Shaner Hotel Group's Offer.

    On April 11, 2002, Shaner Hotel Group filed with the Securities and Exchange Commission its Schedule TO-T/A relating to this Offer and incorporating an updated Offer to Purchase, and published a summary advertisement in The New York Times announcing the Offer, its terms, and how to obtain more information about and copies of the Offer.

    On April 11, 2002, Shaner Hotel Group sent to Timothy Q. Hudak, Senior Vice President, General Counsel and Secretary of the Company, a written request that the Company notify Shaner Hotel Group of its election either to mail this Offer and related materials to shareholders of record or to provide Shaner Hotel Group with a shareholder mailing list.

    On April 11, 2002, the Company issued a press release stating that its board of directors would respond by April 24, 2002 to this Offer. The release stated that by that date the board would recommend to shareholders acceptance or rejection of the Offer, express no opinion or remain neutral on the Offer, or state that it is unable to take a position with respect to the Offer.

    On April 12, 2002, Timothy Q. Hudak, Senior Vice President, General Counsel and Secretary of the Company, in response to the Company's April 11, 2002 letter to him, indicated in a letter to counsel for Shaner Hotel Group that the Company had elected to mail Shaner Hotel Group's tender offer materials to shareholders.

    On April 12, 2002, in a letter to Mr. Hewitt, Mr. Shaner requested that he be able to meet with and make a presentation to the members of the special board committee of independent directors formed to evaluate the Offer. Mr. Shaner indicated in the letter that he would be willing to meet with the members of the committee whenever and wherever would be convenient for them.

    On April 16, 2002, the Company issued a press release stating that its special committee of independent directors authorized to review and evaluate the terms and conditions of this Offer, had engaged Merrill Lynch to act as its financial advisor. The press release also announced that the board of directors had taken action to defer the Distribution Date under the Company's Rights Agreement until further action by the board.

12. PURPOSE OF THIS OFFER; PLANS FOR THE COMPANY

    The purpose of this Offer is to increase, through the purchase of Shares, the Purchaser's investment in the Company because we believe in the long-term value of the Company, in the business of owning and operating hotels and motels, and in the synergies and operating efficiencies which may be obtained by a business relationship between the Company and the Purchaser. The Purchaser and its affiliates currently are the beneficial owner of 333,500 Shares, representing approximately 6.08% of the outstanding Shares. The Offer, at a significant premium to the current market price, demonstrates the Purchaser's commitment to the Company. The additional investment will increase the Purchaser's incentive to see that the Shares perform well. This offer will give the Shareholders an opportunity to sell some of their Shares at a price substantially in excess of the current market price and still retain a significant interest in the future growth of the Company.

    The Purchaser's current plans for the Company are to complete the offer, subject to the satisfaction or waiver of important conditions, to exercise the rights of a Class A Common shareholder, and to try to exert influence and control over the management and affairs of the Company. In exercising our rights as a Class A Common shareholder we will vote our shares at shareholder meetings for candidates for membership to the board of directors which may be elected by holders of Class A Common Stock, and on any and all matters on which holders of both classes of Common Stock may vote. The board of directors currently consists of eleven members, five of whom are elected by the holders of Class A Common Stock, one by the holder of Class B Common Stock, and five by the holders of Series A Preferred Stock and the Convertible Notes. (See page 16) The terms of the Class A directors are staggered, with two director seats up for election in 2002, one in 2003, and two in 2004.

    In addition, following the completion of this offer, and in accordance with all applicable requirements and restrictions of the Company's articles of incorporation and bylaws, and of applicable law, the Purchaser will consider seeking to accomplish some or all of the following objectives in cooperation with the appropriate persons or entities.

     Purchase a portion of the outstanding shares of Series B Preferred Stock of the Company and encourage the Company to purchase back the remaining portion of those shares.

     Encourage the Company to retire any and all outstanding 8.75% Subordinated Convertible Notes due 2007.

     Encourage the Company to, and support an effort to, simplify and conform the structure of the board of directors to reflect any and all changes made to the Company's capital structure.

     Encourage the Company to enter into a business relationship with us, which would involve the combination of both parties' management and revenue from long-term management agreements, and the achievement of operating synergies and efficiencies by combining the overhead structures of both entities and eliminating duplication of effort. Any business relationship between Shaner Hotel Group and Interstate Hotels would be an arms-length transaction, negotiated carefully by each of these separate entities which will each have able and independent counsel, and approved by disinterested members of the board of directors of Interstate Hotels. In proposing a combination of both entities' managements, we would suggest that Lance T. Shaner would serve as chief executive officer of both companies and that J.B. Griffin serve as chief financial officer of both. In that case, the reasonable employment agreements of the present chief executive officer and chief financial officer of Interstate Hotels would be honored. The backgrounds, experience, and qualifications of Mr. Shaner and Mr. Griffin are set forth on page 17 and in Schedule I to this Offer. The proposed combination of the long-term management agreements of both companies would be based upon an independent appraisal of those agreements by an appraiser mutually acceptable to both companies.

    The Purchaser has sufficient cash readily available to pay for the Shares and complete this Offer. With additional cash readily available and its credit facilities, the Purchaser has sufficient resources to fund its plans for the Company as described above. The Purchaser does not need alternative financing arrangements to complete this Offer and the Offer is therefore not conditioned on obtaining any financing. To the extent information is available, the Purchaser intends to continuously evaluate the Company and its prospects, and the Purchaser reserves the right to propose changes in the future.

13. DIVIDENDS AND DISTRIBUTIONS

    If, on or after April 20, 2002, the Company should (a) split, combine or otherwise change the Shares or its capitalization from that disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001,
(b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities, or (c) issue or sell additional Shares (other than the issuance of Shares under option as of the date of this Offer, in accordance with the terms of such options as such terms have been publicly disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire any of the foregoing), then, subject to the provisions of
Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer,' the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of this Offer, including without limitation, the number or type of securities offered to be purchased.

    If, after April 20, 2002, the Company should declare or pay any cash dividend, on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to Shareholders of record on a date prior to the transfer of the Shares purchased pursuant to this Offer to Purchase, or their nominees or transferees on the Company's stock transfer records, then, subject to the provisions of Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer' (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution, and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering Shareholders will
(i) be received and held by the tendering Shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering Shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

14. CERTAIN CONDITIONS TO THIS OFFER

    Important Conditions. The most important conditions to this Offer are the following.

    1. A minimum of 2,465,322 shares of Class A Common Stock are tendered into this Offer and not withdrawn.

    2. The Preferred Stock Purchase Rights issued under the Company's Shareholders Rights Agreement have been redeemed by the board of directors, or our being satisfied, in our reasonable judgment, that the Preferred Stock Purchase Rights are invalid or otherwise inapplicable to this Offer ('Poison Pill Condition').

    This Offer is also subject to other conditions described below. This Offer is not conditioned upon the receipt of financing. Notwithstanding any other provision of this Offer, we are not required to accept for payment or pay for any Shares, and we may terminate the Offer prior to the Expiration Date, if any of the above important conditions, or any of the other conditions described below, have not been satisfied in our reasonable discretion or waived by us.

    The Purchaser hereby requests that the board of directors of the Company
(i) redeem the Preferred Stock Purchase Rights, or (ii) take other action to remove the impediments to the consummation of this Offer which are represented by the Rights Agreement, including requesting, if appropriate, any required action on the part of the holders of the Company's Series B Cumulative Preferred Stock and of the Company's 8.75% Convertible Subordinated Notes. In order to show good faith, within two business days of receiving reasonable assurance from the board of directors that it has redeemed the Preferred Stock Purchase Rights, or has taken other action to remove the impediments to the completion of this offer represented by the Rights Agreement, we will place in escrow with the Depositary the full purchase price of the Shares sought in this Offer. The Purchaser hereby also requests that the board of directors of the Company set both (i) the date of the 2002 annual meeting of the Company's shareholders, and
(ii) the record date for shareholders entitled to notice of and to vote at that meeting, so as to permit the Purchaser to be able to complete this Offer and votes its common shares at that meeting or at any special shareholders meeting.

    Poison Pill Condition. The completion of the Offer is conditioned upon, among other things, the Preferred Stock Purchase Rights ('Rights') issued under the Rights Agreement having been redeemed by the board of directors of the Company, or the Purchaser being satisfied, in its reasonable judgment, that the Preferred Stock Purchase Rights are invalid or otherwise inapplicable to the Offer (the 'Rights Condition'). If the board of directors of the Company does not take action to satisfy the condition, the Purchaser would suffer unacceptable dilution of its interest in the Company were Purchaser to proceed to complete its purchase of Shares.

    Under applicable law and under the circumstances of this Offer, the board is obligated by its fiduciary responsibilities to give careful consideration to redeeming the Rights or rendering the Rights Agreement inapplicable to the Offer. The Purchaser believes that failure to redeem the Rights or make the Rights Agreement inapplicable to the Offer would be a violation of the board's fiduciary duties to its common shareholders and a violation of law. If the board does not act, the shareholders will be prevented from receiving the benefits of the Offer even if they wish to accept the Offer. There can be no assurance, however, that the board of directors of the Company will take the required action.

    The following summary of certain provisions of the Shareholder Rights Agreement relating to the Rights (as amended, the 'Rights Agreement') is based upon the Company's Form 8-A regarding the Rights filed with the SEC on July 23, 1999, as amended a Form 8-A/A filed with the SEC on September 6, 2000, and is not intended to be complete and is qualified in its entirety by reference to those filings and the full Agreement, which is attached as an exhibit to those filings. A copy of the filings and the Agreement may be obtained for free at the SEC's website at www.sec.gov.

    On June 9, 1999, the board of the Company approved the adoption of the Rights Agreement. Pursuant to its terms, the board declared a dividend distribution of one Right for each outstanding share of Common Stock of the Company (including Class A and Class B Common Stock) to stockholders of record as of the close of business on July 8, 1999. In addition, one Right automatically attaches to each share of Common Stock issued between the Record Date and the Distribution Date (as hereinafter defined). Each Right initially entitles the registered holder thereof to purchase from the Company a unit consisting of one one-thousandth of a share (a 'Unit') of Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share (the 'Preferred Stock'), at a cash exercise price of $33.00 per Unit (the 'Exercise Price'), subject to adjustment.

    The Rights have not been exercisable and are attached to and have traded with the outstanding shares of Common Stock. The Rights will separate from the Common Stock and will become exercisable upon the earlier of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock (an 'Acquiring Person') (the date of said announcement being the 'Stock Acquisition Date'), or (ii) the close of business on the tenth business day (or such later calendar day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 10% or more of the outstanding shares of Common Stock (the earlier of such dates being the 'Distribution Date').

    The Rights are not exercisable until the Distribution Date and will expire at the close of business on July 7, 2009, unless previously redeemed or exchanged by the Company as described below. As soon as practicable after the Distribution Date, Right Certificates are to be mailed to holders of record of Common Stock as of the close of business on the Distribution Date.

    Based upon publicly available information, the Purchaser believes that, as of the date of this Offer, the Rights were not exercisable, Rights Certificates have not been issued, and the Rights are evidenced by the Common Stock Certificates. The Purchaser believes that, as a result of the commencement of the Offer on April 11, 2002, the Distribution Date would have occurred as early as April 25, 2002, unless prior to such date the Company's board redeemed the Rights or took action to delay the Distribution Date. On April 16, 2002, the Company issued a press release which announced that the board of directors had taken action to defer the Distribution Date until further action by the board.

    In the event that a Stock Acquisition Date occurs, each holder of a Right (other than an Acquiring Person, whose Rights become null and void) is thereafter to have the right to receive upon exercise that number of Units of Preferred Stock of the Company having a market value of two times the exercise price of the Right (such right being referred to as the 'Subscription Right'). Alternatively, the board is permitted to take action that will result in the receipt by shareholders other than the Acquiring Person of an equivalent amount of stock on a cashless exercise basis. In some instances, the board is also permitted to exchange one share of Class A Common Stock (or under a formula the equivalent of more than one share of Class A Common Stock) in exchange for each Right held by shareholders other than the Acquiring Person. In any case, the existence of the Rights would greatly diminish the value of Shares acquired pursuant to the Offer if the purchase were to be completed.

    The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (payable in cash, Class A Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors until the time at which any person becomes an Acquiring Person. In addition, the Rights Agreement may be amended by the Board of Directors to materially change its terms only until the time at which any person becomes an Acquiring Person.

    The amended articles of incorporation of the Company provide that the Company through its board shall not redeem the Rights or otherwise render the rights plan inapplicable to any person without obtaining the approval of the holders of the Company's Series B Cumulative Preferred Stock and of the Company's 8.75% Convertible Subordinated Notes. This approval is not required, however, in connection with a transaction approved by unanimous vote of the board members present and voting thereon (in all events including a majority of those elected by the holders of the Company's Series B Cumulative Preferred Stock) or if the board determines that the redemption, or other action to render the rights plan inapplicable, is required by law or the requirements of a national securities exchange.

    Under this Offer, unless the Rights have been redeemed, shareholders are required to tender one Right for each Share tendered in order to effect a valid tender of the Share. If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares in this Offer will automatically constitute a tender of the associated Rights. If the Distribution Date has occurred, the separate Rights Certificates will have to be tendered with the certificates evidencing the Shares tendered.

    Other Conditions. Notwithstanding any other provisions of this Offer, and in addition to (and not in limitation of) the Purchaser's right to extend and amend this Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after termination or withdrawal of such bidder's offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, may terminate or amend this Offer as to any Shares not then paid for, if any of the following events shall occur or be deemed by the Purchaser in its reasonable discretion to have occurred after April 20, 2002, and on or prior to the Expiration Date:

     The Purchaser shall have reached an agreement or understanding with the Company providing for termination of this Offer;

     There shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a 'Governmental Entity'), or by any other person, domestic or foreign, before any court or Governmental Entity, (i) (A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws (each as in effect on the date of this Offer to Purchase), in connection with the making of this Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser or any other affiliate of the Purchaser, (B) seeking to obtain material damages, or (C) otherwise directly or indirectly relating to this Offer, (ii) seeking to prohibit the ownership or operation by the Purchaser or any other affiliate of the Purchaser of all or any portion of the Shares or of the business or assets of the Company or any other affiliate of the Company or to compel the Purchaser, or any other affiliate of the Purchaser, to dispose of or hold separate the Shares or all or any portion of the business or assets of the Company or any other affiliate of the Company or seeking to impose any limitation on the ability of the Purchaser or any other affiliate of the Purchaser to conduct such business or own such assets, (iii) seeking to impose or confirm limitations on the ability of the Purchaser or any other affiliate of the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or any other affiliate of the Purchaser on all matters properly presented to the Shareholders, (iv) seeking to require divestiture by the Purchaser or any other affiliate of the Purchaser of any Shares, (v) seeking any material diminution in the benefits expected to be derived by the Purchaser or any other affiliate of the Purchaser as a result of this Offer, or (vi) otherwise directly or indirectly relating to this Offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or the Purchaser or any other affiliate of the Purchaser or the value of the Shares;

     There shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to
     (i) the Purchaser or any other affiliate of the Purchaser or the Company, or (ii) this Offer by any government, legislative body or court, or Governmental Entity, that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of the immediately preceding paragraph;

     The Purchaser shall have learned of any change that has, since the filing of the Company's Annual Report on Form 10-K for the year ended
     December 31, 2001, occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or the value of the Shares to the Purchaser;

     There shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States,
     (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States, (iii) any material change in United

     States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefore, (iv) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States, (v) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof;

     The Company shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares other than a redemption of the Rights in accordance with the terms of the Rights Agreement, as publicly disclosed to be in effect on April 20, 2002 or other securities, (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under option as of the date of this Offer, in accordance with the terms of such options as such terms have been publicly disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, shares of any other class of capital stock, any other class of preferred stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing), (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, other than a redemption of the Rights in accordance with the terms of the Rights Agreement, as publicly disclosed to be in effect on April 20, 2002, (v) altered or proposed to alter any material term of any outstanding security (including the Rights),
     (vi) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any release or relinquishment of any material contractual or other right of the Company, (vii) amended or authorized or proposed any amendment (other than any amendment which provides that the Rights are redeemed or that the 10% ownership limitation is inapplicable to the Offer) to, the Shareholder's Rights Agreement or Bylaws, or the Purchaser shall become aware that the Company shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date hereof; or
     (viii) without limiting the foregoing, amended or authorized any amendment to the Bylaw provision providing that the provisions of Title 7 of the Maryland General Corporation Law shall not apply to any share of stock of the Company.

     A tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person or 'group' (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to April 20, 2002, (ii) any such person, entity or group that prior to April 20, 2002, had filed such a schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company, or (iv) any person, other than the

     Purchaser, if not filed prior to the date hereof, shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the 'HSR Act') (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company; or

     Any approval, permit, authorization or consent of any Governmental Entity (including those described or referred to in Section 15, 'Certain Legal Matters,' under the caption 'The Tender Offer') shall not have been obtained on terms satisfactory to the Purchaser in its sole discretion;

which, in the sole judgment of the Purchaser in any such case, makes it inadvisable for the Purchaser to proceed with this Offer and/or with such acceptance for payment or payment.

    The foregoing conditions are for the sole benefit of the Purchaser and may be asserted or waived by the Purchaser in whole or in part at any time in its sole discretion prior to the Expiration Date or any extension of that Date. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this
Section 14 will be final and binding upon all parties.

    Each reference in this Section 14 to the 'sole judgment' or 'sole discretion' of the Purchaser with respect to the satisfaction of the conditions set forth in this Section 14 shall be deemed to mean the 'sole reasonable judgment' and 'sole reasonable discretion,' respectively, of the Purchaser.

15. CERTAIN LEGAL MATTERS

    General. Except as otherwise disclosed in this Section 15, based on a review of publicly available information filed by the Company with the Commission, the Purchaser is not aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to this Offer, or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to this Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, or the Purchaser, or that certain parts of the businesses of the Company, or the Purchaser might not have to be disposed of in the event that such approvals were not obtained, or any other actions were not taken. The Purchaser's obligation under this Offer to accept for payment and pay for Shares is subject to certain conditions. See
Section 14, 'Certain Conditions to this Offer,' under the caption 'The Tender Offer.'

    Antitrust. The Purchaser believes that the HSR Act is inapplicable to this Offer in light of the size of the transaction. If the provisions of the HSR Act were applicable to this Offer, the acquisition of Shares under this Offer could be consummated only following the expiration of a fifteen (15) calendar day waiting period following the filing by the Purchaser of a Notification and Report Form with respect to this Offer, unless the Purchaser received a request for additional information or documentary material from the Antitrust Division or the FTC or early termination of the waiting period is granted. If, within the initial fifteen (15) day waiting period, either the Antitrust Division or the FTC requested additional information or material from the Purchaser concerning this Offer, the waiting period would be extended and would expire at 11:59 p.m., Pittsburgh, Pennsylvania time, on the tenth calendar day after the date of substantial compliance by the Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the

Purchaser. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

    The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. At any time before or after Purchaser's acquisition of the Shares pursuant to this Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares pursuant to this Offer or seeking the divestiture of the Shares acquired by the Purchaser. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to this Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

16. FEES AND EXPENSES

    N.S. Taylor & Associates, Inc. has been retained by the Purchaser as Information Agent in connection with this Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile and personal interview and may request brokers, dealers and other nominee Shareholders to forward material relating to this Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with this Offer, including, without limitation, certain liabilities under the federal securities laws.

    Manufacturers and Traders Trust Company has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with this Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

    Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their clients. No soliciting dealers fees shall be paid to any person or entity with respect to tendered Shares beneficially owned by such person or entity.

17. MISCELLANEOUS

    This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. The Purchaser is not aware of any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction where the making of this Offer or the tender of Shares is not in compliance with any applicable law, the Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, the Purchaser cannot comply with such law, this Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. To the extent the Purchaser becomes aware of any law that would limit the class of offerees in this Offer, the Purchaser will amend this Offer and, depending on the timing of such amendment, if any, will extend this Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of this Offer. In any jurisdiction the securities or other laws of which require this Offer to be made by a licensed broker or dealer, this Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

    The Purchaser has filed with the Commission a tender offer statement on Schedule TO-T (the 'Schedule TO-T') pursuant to rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to this Offer, has amended that statement and may file additional amendments thereto. Such Schedule TO-T and amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in
Section 8, 'Certain Information Concerning the Company,' under the caption 'The Tender Offer,' with respect to the Company (except that such material will not be available at the regional offices of the Commission).

                                   SCHEDULE I
             DIRECTORS AND EXECUTIVE OFFICERS OF SHANER HOTEL GROUP
                           AND SHANER OPERATING CORP

    Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of the Purchaser. Please also see the biographical descriptions for these officers on page 17 of this Offer. The business address of each officer is 1965 Waddle Road, State College, Pennsylvania 16803, and telephone number of each officer is
814.234.4460. Each such person is a United States citizen.

            NAME                                      POSITION
            ----                                      --------
Lance T. Shaner.............  Chairman of the Board and Vice President of the General
                              Partner and Chairman and CEO of the Purchaser
Frederick J. Shaner.........  President of the General Partner and of the Purchaser
Peter K. Hulburt............  Vice President -- Legal and Secretary of the General
                              Partner and of the Purchaser
J. B. Griffin...............  Vice President -- Finance and Treasurer of the General
                              Partner and of the Purchaser

    The shareholders of the General Partner ('GP Shareholders'), and the members of its board of directors ('Directors'), are Lance T. Shaner and Frederick J. Shaner, who are brothers. Lance T. Shaner serves as Chairman of the Board and Vice President of the General Partner and as Chairman and CEO of the Purchaser. Frederick J. Shaner serves as President of the General Partner and of the Purchaser. Peter K. Hulburt is Vice President -- Legal and Secretary of the General Partner and of the Purchaser. J.B. Griffin serves as Vice
President -- Finance and Treasurer of the General Partner and of the Purchaser. These four executive officers of the General Partner are referred to as the 'Officers' in this Offer to Purchase.

    Lance T. Shaner has been Chairman of the Board and Vice President of the General Partner, and Chairman and CEO of the Purchaser, since 1995. Mr. Shaner has served as the Chairman of the Board of Shaner Energy, Inc. for the past five years. Shaner Energy, Inc. is a gasoline and home heating distributing company selling both products at wholesale and retail in the Huntingdon, Clearfield, and Port Royal, Pennsylvania area. For the last five years, Lance T. Shaner and Frederick J. Shaner have been principal officers, directors and stockholders of Shaner Cable, Inc. an owner of several cable television systems in the southern tier of New York. Lance T. Shaner and Frederick J. Shaner have been the principal officers, directors and shareholders of Shaner Development Corporation, the owner of several residential properties in the southern tier of New York. Lance T. Shaner is the principal officer, stockholder, and director of several affiliate corporations that are general partners and/or managing partners in Jelms Hotel Company Limited Partnership, Lance Shaner Hotel Limited Partnership and Shaner Family Partners, LP that owns various interests in hotel properties. The interest in these entities started on or about September 1, 1997.

    Frederick J. Shaner has been President of the General Partner and of the Purchaser since 1995. Mr. Shaner is a thirty percent shareholder of the General Partner. For the last five years, Lance T. Shaner and Frederick J. Shaner have been principal officers, directors and stockholders of Shaner Cable, Inc. an owner of several cable television systems in the southern tier of New York. Lance T. Shaner and Frederick J. Shaner have been the principal officers, directors and shareholders of Shaner Development Corporation, the owner of several residential properties in the southern tier of New York.

    Peter K. Hulburt has been the Vice President -- Legal of the General Partner since January 1, 1995 and Secretary of the General Partner since August 6, 1998. He has also served as the Vice President -- Legal since January 1, 1995 and Secretary of the Purchaser since August 6, 1998.

    J.B. Griffin has been Vice President Finance of the General Partner since October 10, 1997 and Treasurer of the General Partner since August 6, 1998. He has also served as Vice President Finance of the Purchaser since October 10, 1997 and Treasurer of the Purchaser since August 6, 1998.

    None of the Purchaser, the General Partner, the GP Shareholders, the Directors, or the Officers has, during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or
(ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding a violation with respect to such laws.

                                  SCHEDULE II
                     CURRENT PORTFOLIO OWNED OR MANAGED BY
                               SHANER HOTEL GROUP

         NAME                                  LOCATION
         ----                                  --------
 1. Holiday Inn                                August, Georgia
 2. Holiday Inn                                Birmingham, Alabama
 3. Comfort Inn                                Cromwell, Connecticut
 4. Radisson                                   Cromwell, Connecticut
 5. Savery Hotel                               Des Moines, Iowa
 6. Marriott at the Civic Center               Durham, North Carolina
 7. Residence Inn                              Edina, Minnesota
 8. Holiday Inn Sunspree Resort                Jacksonville Beach, Florida
 9. Newport Harbor Hotel & Marina              Newport, Rhode Island
10. Holiday Inn                                Statesville, North Carolina
11. Holiday Inn Express & Suites               Statesville, North Carolina
12. Holiday Inn Express                        Charleston, West Virginia
13. Holiday Inn Convention Center              Alexandria, Louisiana
14. Marriott                                   Chattanooga, Tennessee
15. Radisson                                   Paramus, New Jersey
16. Holiday Inn                                Shreveport, Louisiana
17. Holiday Inn Express                        State College, Pennsylvania
18. Hampton Inn & Suites                       State College, Pennsylvania
19. Hampton Inn                                Andover, Massachusetts
20. Holiday Inn                                Muscatine, Iowa
21. Marriott City Center                       Pittsburgh, Pennsylvania
22. Holiday Inn & Suites                       Dayton, Ohio

              HOTELS EXPECTED TO BE OPEN WITHIN THE NEXT 12 MONTHS

 1. Spring Hill Suites                         State College, Pennsylvania
 2. Fairfield Inn                              Jacksonville Beach, Florida
 3. Marriott Courtyard                         Newark, Delaware

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below.

                        The Depositary for the Offer is:
                    MANUFACTURERS AND TRADERS TRUST COMPANY
                      Facsimile Copy Number: 716.842.5867
                       Confirm by Telephone: 716.842.4640
              By First Class Mail, by Overnight Courier, By Hand:
                    MANUFACTURERS AND TRADERS TRUST COMPANY
                   Attention: Corporate Trust Administration
                           One M & T Plaza, 7th Floor
                            Buffalo, New York 14203

    Questions and requests for assistance should be directed to the Information Agent at its respective address or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer.

                    The Information Agent for this Offer is:
                         N.S. TAYLOR & ASSOCIATES, INC.
                           15 North Street, 2nd Floor
                          Dover-Foxcroft, Maine 04426
                  Banks and Brokers Call Collect: 207.564.8700
                    All Others Call Toll-Free: 866.470.4500

                                              Exhibit (a)(12) to Schedule TO-T/A

                      SHANER EXTENDS CASH TENDER OFFER FOR

                          INTERSTATE HOTEL CORP. STOCK

     PITTSBURGH -- April 22, 2002 -- Shaner Hotel Group announced today that it has extended the expiration date of its cash tender offer to purchase 2,465,332 shares of Class A Common Stock of Interstate Hotels Corporation (NASDAQ: IHCO) for $3.00 per share. Originally set to expire on May 10, 2002, the tender offer will now expire at 5:00 p.m. (EDT), Pittsburgh, Pa., time, on Friday, May 31, 2002, unless Shaner further extends the offer.

     Shaner currently owns 333,500 Class A shares--approximately 6.08 percent of the outstanding shares. The completion of the tender offer would result in Shaner owning approximately 51 percent of Interstate's Class A Common Stock.

     N.S. Taylor & Associates, Inc., of Dover-Foxcroft, Maine, is acting as the information agent for the offer.

     Shaner Hotel Group is a privately held, fully integrated hotel company which specializes in the acquisition, refurbishment, repositioning, development and long-term ownership of full-service hotels. Shaner also has extensive limited-service and extended-stay experience. Shaner Hotel Group owns 22 hotels, representing ten different hotel brands in 15 states. Formed in 1983, Shaner is headquartered in State College, Pa.

     More detailed information pertaining to Shaner's tender offer is set forth in its tender offer statement and other filings made and to be made with the Securities and Exchange Commission. Shaner urges shareholders to read its tender offer statement and other relevant documents that have been and may be filed with the SEC, because they do and will contain important information. Shareholders will be able to obtain a free copy of any filings containing information about Shaner Hotel Group and Interstate Hotels, without charge, at the SEC's website at www.sec.gov. Copies of any filings containing information about Shaner Hotel Group may also be obtained, without charge, by directing a request to Shaner Hotel Group Limited Partnership, 1965 Waddle Road, State College, PA 16803, 814.234.4460.

     The tender offer is made solely by the offer statement. This press release does not constitute an offer to purchase (or a solicitation of an offer to sell) stock.